Exhibit 4.22 as filed with 20-F	Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [*]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Exhibit 4.22

LICENSE AND COLLABORATION AGREEMENT

BETWEEN

PROTIVA BIOTHERAPEUTICS INC.

AND

HALO-BIO RNAI THERAPEUTICS, INC.

LICENSE AND COLLABORATION AGREEMENT

TABLE OF CONTENTS

Article 1 INTERPRETATION		1
1.1	Definitions	1
1.2	Headings	12
1.3	Number and Gender	12

Article 2 COLLABORATION AND TECHNOLOGY TRANSFER		12
2.1	Collaboration	12
2.2	Collaboration Costs and Expenses	13
2.3	Technology Transfer	13

Article 3 LICENSE		14
3.1	License Grant by Halo-Bio	14
3.2	License Fees	17
3.3	Milestones	18
3.4	Sublicensing Revenue	20
3.5	Royalties	22
3.6	Sublicensing	23
3.7	Desirable Third Party License For Sublicensed Combination Products	25
3.8	Necessary Third Party License	25
3.9	Compulsory Licenses	26
3.10	Reports and Payment	26
3.11	Withholding Taxes	27
3.12	Foreign Payments	27
3.13	Late Payments	28
3.14	Records	28
3.15	Audits	28

Article 4 INTELLECTUAL PROPERTY		29
4.1	Inventions	29
4.2	Disclosure of Inventions During the Term	29
4.3	Perfection of Ownership Rights	30

Article 5 PATENT PROSECUTION		30
5.1	Prosecution and Maintenance of Licensed Patents	30
5.2	Prosecution and Maintenance of Patent Rights not relating to Multivalent RNAs	31
5.3	Updating Patent Table	31
5.4	Consultation and Reporting	32
5.5	Abandonment, Withdrawal or Discontinuance	33
5.6	Prosecuting Infringement Proceedings	34
5.7	Breach of Confidence Proceedings	35
5.8	Defense of Infringement Proceedings	35

5.9	Procedures	36
5.10	Product Trademarks	36
5.11	Software Patent Rights	36

Article 6 DEVELOPMENT & COMMERCIALIZATION		36
6.1	Protiva’s Diligence Efforts	36
6.2	Halo-Bio’s Assistance	37

Article 7 CONFIDENTIALITY AND PUBLICATION		38
7.1	Confidential Information	38
7.2	Permitted Disclosures	39
7.3	Return of Confidential Information	40
7.4	Injunctive Relief	40
7.5	Publication	40
7.6	Publicity	41
7.7	Disclosure of Technology	42

Article 8 REPRESENTATIONS & WARRANTIES		42
8.1	Mutual Representations and Warranties	42
8.2	Halo-Bio Representations and Warranties	43
8.3	Protiva Representations and Warranties	44
8.4	Performance by Affiliates	44
8.5	No Inconsistent Agreements with Third Parties	44
8.6	No Implied Warranties	44

Article 9 LIMITATION OF LIABILITY		45
9.1	No Consequential Damages	45

Article 10 INDEMNIFICATION & INSURANCE		45
10.1	Indemnification by Protiva	45
10.2	Indemnification by Halo-Bio	46
10.3	Conditions for Indemnification	47
10.4	Settlement	47
10.5	Insurance	47

Article 11 TERM & TERMINATION		48
11.1	Term	48
11.2	Termination for Invalidity Challenge	49
11.3	Termination for Material Breach	49
11.4	Termination for Bankruptcy or Insolvency	50
11.5	Protiva’s Termination for Convenience	52
11.6	Consequences of Termination	53

Article 12 GENERAL		54
12.1	Amendment	54
12.2	Assignment	54
12.3	Counterparts & Facsimile	54

12.4	Entire Agreement	54
12.5	Enurement	55
12.6	Force Majeure	55
12.7	Further Assurances	55
12.8	Governing Law and Jurisdiction	55
12.9	Headings	55
12.10	International Sale of Goods Act	56
12.11	No Implied Rights	56
12.12	No Third Party Rights	56
12.13	No Waiver of Rights	56
12.14	Notice	57
12.15	Relationship of the Parties	57
12.16	Rights and Remedies	57
12.17	Severability	57
12.18	Surviving Terms	58
12.19	Export	58

LICENSE AND COLLABORATION AGREEMENT

THIS LICENSE AND COLLABORATION AGREEMENT is dated as of August 24th, 2011 (the “Effective Date”) between HALO-BIO RNAI THERAPEUTICS, INC. (“Halo-Bio”), a Washington corporation having a principal place of business at 4111 E. Madison, Box 140, Seattle, Washington 98112, U.S.A. and PROTIVA BIOTHERAPEUTICS INC. (“Protiva”), a Canadian corporation and wholly-owned subsidiary of TEKMIRA PHARMACEUTICALS CORPORATION (“Tekmira”), having a principal place of business at 100-8900 Glenlyon Parkway, Burnaby, B.C., Canada V5J 5J8.

WHEREAS:

A. Protiva develops, owns or controls Intellectual Property Rights (as hereinafter defined) relating to its proprietary RNA technology and Protiva Formulations (as hereinafter defined) and is in the business of researching, developing and commercializing nucleic acid based therapeutics; and

B. Halo-Bio develops, owns or controls Intellectual Property Rights relating to its proprietary Multivalent RNAs (as hereinafter defined); and

C. Protiva wishes to enter into a research collaboration with and to obtain an exclusive license from Halo-Bio for the research, development and commercialization of pharmaceutical products utilizing Multivalent RNAs; and Halo-Bio is willing to enter into such research collaboration and grant such exclusive licenses and rights, upon the terms and conditions set forth below.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration the receipt of which is hereby acknowledged, the Parties agree as follows:

Article 1 INTERPRETATION

1.1	Definitions

For the purposes of this Agreement, the following terms will have the meanings set forth below:

(a)	“Affiliate” means, in respect of a Person, any entity that controls or is controlled by such Person, or is under common control with such Person. For purposes of this definition, an entity shall be deemed to control another entity if it owns or controls, directly or indirectly, at least fifty percent (50%) of the voting equity of another entity (or other comparable interest for an entity other than a corporation).

(b)	“Agreement” means this License and Collaboration Agreement and all schedules hereto.

(c)	“Business Day” means a day other than Saturday, Sunday or a statutory holiday in the Province of British Columbia, Canada, or a Federal holiday in the State of Washington, U.S.A.

(d)	“Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

(e)	“Calendar Year” means each successive period of twelve (12) months commencing on January 1 and ending on December 31.

(f)	“Change of Control” means any transaction or series of related transactions with respect to Tekmira, Protiva or its Affiliates (the “company”), whereby

(i)	the company merges, reorganizes, amalgamates or consolidates with another entity, and the shareholders of the company owning at least fifty percent (50%) of the outstanding voting securities of the company immediately prior to such transaction(s) own less than fifty percent (50%) of the outstanding voting securities of the company or the surviving or successor entity as a result of such transaction(s); or

(ii)	any Third Party that was not, as of just prior to the transaction, the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the voting securities of the company becomes (after such transaction(s)) the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the voting securities of the company whether as a result of issuances, redemptions, repurchases or transfers of voting equity or otherwise; or

(iii)	the company sells, transfers or otherwise disposes of all or substantially all of its assets to which this Agreement relates; or

(iv)	direct or indirect control of the company is acquired by a Third Party, including control of its management and policies.

(g)	“Combination Product” means a single product or a co-packaged product in dosage form that includes one or more Multivalent RNAs and one or more Other APIs. All reference to Product in this Agreement shall be deemed to include Combination Products, to the extent applicable.

(h)	“Confidential Information” means any and all information and data, including, without limitation, collaboration plans, activities, results, the Technology and all other scientific, pre-clinical, clinical, regulatory, manufacturing, marketing, financial and commercial information or data, whether communicated in writing or orally or by any other method, which is provided by one Party to the other Party in connection with this Agreement.

(i)	“Core Patent Countries” means those countries or regions identified in Schedule 1 attached hereto.

(j)	“Cover”, “Covering”, “Covers” or “Covered” means, with respect to a Patent Right, that in the absence of an assignment of rights to, or a license granted to, a Person under a Valid Claim included in such Patent Right, the practice by such Person of an Invention claimed in such Patent Right would infringe such Valid Claim (or in the case of a Patent Right that is a patent application, would infringe a Valid Claim in such patent application if it were to issue as a patent).

(k)	“Damages” shall have the meaning set forth at Section 10.1.

(l)	“Dollar” and “$” means the lawful money of the United States of America.

(m)	“Drug Delivery” means the delivery or administration of one or more nucleic acid constructs as an active pharmaceutical ingredient(s) by way of one or more Protiva Formulations or any other drug delivery particle, vehicle and/or mechanism.

(n)	“Enablement Deliverables” means those items described in Schedule 2 attached hereto.

(o)	“Enablement Software” means the software described in Schedule 2 attached hereto, in both object code form and source code form, to be delivered and licensed to Protiva pursuant to Subsection 3.1(c).

(p)	“Field” means the treatment and/or prophylaxis of diseases in humans.

(q)	“First Commercial Sale” shall mean, in respect of a particular country in the Territory, the first sale of a Product by Protiva or an Affiliate or a Sublicensee in such country following the receipt or issuance of regulatory approval for the sale of the Product in that country or, if no such regulatory approval or similar marketing approval is required, the date upon which the Product is first commercially launched in such country.

(r)	“Halo-Bio Indemnitees” shall have the meaning set forth at Section 10.1.

(s)	“including” means “including without limitation”.

(t)	“IND Submission” means the collection, assembly and presentation of an Investigational New Drug application, or equivalent, to a Regulatory Authority in support of a first-in-man Phase I Trial and which has been accepted by the Regulatory Authority, thereby allowing the Phase I Trial to commence.

(u)	“Intellectual Property Rights” means all intellectual property rights subject to protection by intellectual property laws in any country of the world, arising under statutory or common law, contract, or otherwise, and whether or not perfected, including without limitation:

(i)	all Patent Rights;

(ii)	all rights associated with works of authorship including without limitation copyrights, moral rights, copyright applications, copyright registrations, synchronization rights, mask work rights, mask work applications, mask work registrations;

(iii)	all rights relating to the protection of trade secrets, know-how (including Know-How) and confidential information (including Confidential Information); and

(iv)	all rights analogous to those set forth in this subsection above and any and all other proprietary rights relating to intangible property.

(v)	“Invention” means all technology and discoveries, inventions, developments, improvements, Know-How, writings or rights conceived, discovered, invented, developed, created, made or reduced to practice.

(w)	“Joint IP” means the Inventions described in Subsection 4.1(c), provided, however, for clarity, Joint IP does not include the current patent application set forth on Schedule 2 or the provisional patent application to be filed by Halo-Bio before October 31, 2011 for purposes of the Software Patent Rights; and if any Patent Rights resulting such patent applications could become Joint IP due to additional inventive work by Protiva (e.g., resulting in continuations-in-part), the exclusions with respect to Joint IP in Paragraph 3.1(b)(i) and Subsection 3.1(f) and the exclusive license grant in Paragraph 3.1(a)(ii) shall not apply with respect to such Patent Rights and related Technology.

(x)

“Know-How” means any and all technical information and know-how owned or controlled by a Party, including without limitation, data, instructions, processes, formulae, trade secrets, expert opinions and other information (in written or other tangible form) including, without limitation, any biological, chemical, pharmacological, toxicological, clinical, assay, control and manufacturing data, biological materials, manufacturing or related technology, analytical methodology, chemical and quality control procedures, protocols, techniques, improvements and results of experimentation and testing.

(y)	“Lead Product Candidate” means a Product as to which Protiva or its Affiliate is conducting GLP studies after notice to Hal-Bio and that has not been shown to have unacceptable characteristics in such studies at the time of sublicensing.

(z)	“Large Company” means a Third Party that has, or any of its Affiliates has, a market capitalization in excess of three billion dollars ($3,000,000,000).

(aa)	“Licensed Patent” means, subject to Subparagraph 5.4(b)(ii)(A) and Sections 5.5 and 11.2:

(i)	the patents and patent applications, and patents issuing therefrom, filed on or prior to the Effective Date and listed in the table of patents attached hereto as Schedule 3 (the “Patent Table”), and all patents and patent applications that are filed on or after the Effective Date that claim benefit of priority of one or more of the patents or patent applications listed in the Patent Table and have claims that Cover the making, using or selling of Multivalent RNAs in the Field;

(ii)	all patents and patent applications filed either prior to the Effective Date or after the Effective Date and during the Term that Cover the making, using or selling of Multivalent RNAs in the Field and that are owned solely or jointly by Halo-Bio or its Affiliates (including Halo-Bio’s undivided interest in any Patent Rights included in Joint IP); and

(iii)	any and all Patent Rights in any country, of the foregoing patents and patent applications set out in Paragraphs 1.1(aa)(i) and 1.1(aa)(ii) above;

provided, however, that:

(iv)	Licensed Patents do not include Patents Rights that Cover drug delivery technology, formulations, methods of discovering new compositions or methods of drug delivery, software or research and development tools for designing or discovering Multivalent RNAs, including the Enablement Software and the Software Patent Rights; and

(v)	for purposes of this definition, “Affiliates” shall be limited to Affiliates of Halo-Bio as of the Effective Date and, after the Effective Date, Affiliates that are subsidiaries of Halo-Bio, but “Affiliates” shall not include entities that hereafter acquire (or acquire control, directly or indirectly, of) Halo-Bio or such acquiror’s Affiliates.

(bb)	“Major Market” means the United States, France, Italy, Germany, Great Britain or Spain.

(cc)	“Multivalent RNA” means a polynucleotide complex composed of at least three polynucleotides, wherein each polynucleotide is hybridized, along all or part of its length, to at least two of the other polynucleotides of the complex and wherein one or more of the polynucleotides optionally includes a targeting region that is capable of hybridizing to a target nucleic acid sequence. Each polynucleotide can be, for example, from 10 to 60 nucleotides in length. The targeting region(s) within a polynucleotide can be capable of hybridizing to a target nucleic acid sequence that is the same or different than the target nucleic acid sequence(s) to which the targeting region(s) of the other polynucleotides of the complex hybridize. A Multivalent RNA may be synthesized in vitro (e.g., by chemical synthesis) or, for example, it may be processed from a precursor within a living cell. For example, a precursor can be a linear polynucleotide that includes each of the polynucleotides of the Multivalent RNA, which is introduced into a living cell and is cleaved therein to form a Multivalent RNA. The term “Multivalent RNA” includes such a precursor that is intended to be cleaved inside a living cell. The term “Multivalent RNA” also encompasses, by way of example, the tripartite polynucleotide complexes described, specifically or generically, in the published international patent application having international application number PCT/US2010/036962. For greater certainty, “Multivalent RNA” does not include siRNA or miRNA.

(dd)	“Net Sales” means, with respect to a Product, the aggregate gross invoice prices for all units of such Product sold by Protiva, its Affiliates and their respective Sublicensees to Third Parties after deducting, if not previously deducted, from the amount invoiced:

(i)	trade and quantity discounts actually given, including early-pay cash discounts;

(ii)	returns, rebates, charge backs and other allowances actually given;

(iii)	retroactive price reductions that are actually granted; and

(iv)	bad debt, sales or excise taxes, transportation and insurance, custom duties, and other governmental charges actually incurred or accounted for in accordance with generally accepted accounting principles in the United States or Canada, if applicable, consistently applied; provided, however, such deduction for bad debts must have been recognized for accounting purposes as not collectible and shall be added back to Net Sales to the extent that reserves for bad debts are reduced;

For clarity, Net Sales shall not include funds derived from:

(v)	the transfer or sale of Product between any of Protiva and its Affiliates;

(vi)	the transfer or sale of Product to a Third Party for the development or analytical, preclinical or clinical testing of a Product;

(vii)	the transfer or sale of reasonable quantities of Product to a Third Party for samples, donations or compassionate use; and

(viii)	the sublicensing of Products to Third Parties and any Sublicensing Revenue derived from such Third Parties.

Any Product sold in other than in an arm’s length transaction or for other property (e.g., barter) shall be deemed invoiced at its fair market value. The calculation of Net Sales of any Combination Product shall, subject to the exclusions set forth in Paragraphs 1.1(dd)(i) through 1.1(dd)(iv) and be calculated using one of the following methods:

(ix)	by multiplying the annual Net Sales of the Combination Product during the applicable royalty accounting period by a fraction, the numerator of which is the aggregate gross selling price of the Product contained in the Combination Product if sold separately, and the denominator of which is the sum of the gross selling price of both the Product and the Other API(s) contained in the Combination Product if sold separately; or

(x)	if no such separate sales are made of the Product or the Other APIs during the applicable accounting period, or if either the Product or the Other APIs have not been sold separately for at least one (1) year, the annual Net Sales for the purpose of determining royalties payable shall be reduced by [*] in such country in the Territory for such Calendar Year.

(ee)	“Notice of Abandonment” shall have the meaning set forth in Subsection 5.5(a).

(ff)	“Other API” means an active, proprietary pharmaceutical ingredient that is not a Multivalent RNA and that, if administered independently, would have a clinical effect.

(gg)	“Party” means Protiva or Halo-Bio, and “Parties” means Protiva and Halo-Bio.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(hh)	“Patent Prosecution Fees” shall have the meaning set forth in Subsection 5.4(b).

(ii)	“Patent Rights” means all patents (including all reissues, extensions, substitutions, confirmations, re-registrations, re-examinations, invalidations, supplementary protection certificates and patents of addition) and patent applications (including all provisional applications, continuations, continuations-in-part and divisionals).

(jj)	“Patent Table” shall have the meaning set forth in Paragraph 1.1(aa)(i).

(kk)	“Person” means a natural person, a corporation, a partnership, a trust, a joint venture, a limited liability company, any Regulatory Authority or any other entity or organization.

(ll)	“Phase I Trial” means a clinical trial of a drug product in human volunteers or patients the purpose of which is preliminary determination of safety and tolerability of a dose regime.

(mm)	“Phase II Trial” means:

(i)	a dose exploration, dose response, duration of effect, kinetics, dynamic relationship or preliminary efficacy and safety study of a drug product; or

(ii)	a controlled dose-ranging clinical trial to evaluate further the efficacy and safety of a drug product and to define the optimal dosing regimen.

A Phase II Trial is distinct from and follows a Phase I Trial.

(nn)	“Phase III Trial” means a controlled pivotal clinical trial of a drug product that is prospectively designed to demonstrate statistically whether such drug product is effective and/or safe for use in a manner sufficient to obtain regulatory approval to market such drug product.

(oo)	“Product” means one or more Multivalent RNAs that are formulated as a single product, in single dosage form, for use in the Field and to have their therapeutic effect through interaction with one or more specific Targets. Such Product may be administered alone or in combination with Other API as a Combination Product and may be delivered in free form or by means of a Drug Delivery system.

(pp)	“Protiva Formulations” means Protiva’s proprietary formulations for the delivery of therapeutic and/or prophylactic agents, such as small molecules and/or nucleic acid constructs, including formulations licensed from Third Parties.

(qq)	“Protiva Indemnitees” shall have the meaning set forth in Section 10.2.

(rr)	“Protiva Inventions” shall have the meaning set forth in Section 4.1(b).

(ss)	“Regulatory Authority” means any governmental authority in the United States or abroad and such other governmental agency, whether federal, provincial, state or municipal, regulating the manufacture, importation, distribution, marketing and/or sale of therapeutic substances.

(tt)	“Research Collaboration” means a collaboration between Protiva (or any of its Affiliates) and one or more Third Parties to develop any Product.

(uu)	“Software Patent Rights” means the Patent Rights related to the provisional patent application to be filed in the United States by Halo-Bio before October 31, 2011 which is currently described as “method and computer programs for designing polynucleotides for multivalent RNA interference”.

(vv)	“Sublicensee” means a Person (other than an Affiliate of Protiva) to whom Protiva or its Affiliate grants a sublicense (or an option for a sublicense) of the rights granted to Protiva by Halo-Bio under this Agreement. Without limiting the generality of the foregoing, a Sublicensee shall be deemed to include any Person who is granted a sublicense hereunder pursuant to the terms of the outcome or settlement of any infringement or threatened infringement or threatened infringement action.

(ww)	“Sublicensing Revenue” means upfront payments, license fees, option fees and milestone payments received by Protiva or its Affiliates from a Sublicensee, or from a Third Party to whom Protiva or its Affiliates has granted a right to co-promote, sell or distribute a Product, by way of cash, or credit or any barter, benefit advantage or concession pursuant to:

(i)	any sublicense agreement relating to the Technology and/or any Products, and

(ii)	any other related agreement pertaining to Intellectual Property Rights owned or controlled by Protiva or its Affiliates for use in connection with such Technology or Product or any agreement pertaining to a right to co-promote, sell or otherwise distribute a Product.

Sublicensing Revenue shall not include:

(iii)	any amounts exchanged between Protiva and its Affiliates for the transfer of Products for any purpose;

(iv)	any amounts paid

(A)	as royalties or otherwise based upon the sale of Product (including the profit on supply of Products or materials for commercial sale, but not sales milestone payments),

(B)	as reimbursements of actual costs reasonably incurred for patent filing, prosecution or maintenance,

(C)	for the manufacture and supply of goods and materials (except to the extent that the consideration paid to Protiva or its Affiliates exceeds the fair market value of comparable charges for manufacturing and supply of goods and materials, in which case such excess shall be Sublicensing Revenue), or

(D)	as reimbursements of actual direct costs and indirect costs reasonably incurred for research, development or other services (except to the extent that the consideration paid to Protiva or its Affiliates exceeds the fair market value of comparable research, development or other services, in which case such excess shall be Sublicensing Revenue);

(v)	any loan or other debt financing instrument issued by a Sublicensee to Protiva or its Affiliate except to the extent that the interest charged for such loan or other debt instrument is less than fair market value (in which case only such difference between the interest rate charged and the interest rate at fair market value shall constitute Sublicensing Revenue) or to the extent that the principal of the loan or other debt instrument is forgiven (in which case only such forgiven amount shall constitute Sublicensing Revenue);

(vi)

any equity investment in Protiva or its Affiliate by a Sublicensee, except to the extent that such investment is made at greater than fair market value measured at the time the shares, options or other securities evidencing any such investment are granted (in which case only the excess premium shall constitute Sublicensing Revenue). For the purposes of this Section, if the shares of either Protiva or its Affiliate are not listed on any stock exchange, the fair market value shall be based on the price at which shares of either Protiva or its Affiliate, as the case may be, have been issued to investors (who are not industry-related strategic investors or collaborative research partners) in the then most recent bona fide arm’s length private placement financing completed within the preceding twelve (12)

months having gross proceeds of at least [*]. If no such private placement financing has been completed, the Parties will appoint a mutually acceptable Person as an independent evaluator to determine the value of such equity.

(xx)	“Target” means a molecular structure that specifically interacts with a Multivalent RNA and that is a site, or potential site, of therapeutic intervention by the Multivalent RNA. By way of non-limiting example, a Target can be one or more of the following types of structures: peptide, polypeptide; nucleic acid molecule (e.g., DNA or RNA); virus; or a naturally occurring interfering RNA or miRNA or precursor thereof.

(yy)	“Technology” means, collectively:

(i)	all Patent Rights in and to the Licensed Patents;

(ii)	all Intellectual Property Rights, other than Patent Rights, that are owned by Halo-Bio or its Affiliates, whether solely or jointly, as of the Effective Date and that are necessary or useful to make, use or sell Multivalent RNAs in the Field; and

(iii)	all additional Intellectual Property Rights, other than Patent Rights, that are hereafter owned by Halo-Bio or its Affiliates, whether solely or jointly (including any Joint IP), during the Term and that are necessary or useful to make, use or sell Multivalent RNAs in the Field;

provided, however, that:

(iv)	Technology does not include Intellectual Property Rights related to (A) drug delivery technology, formulations, methods of discovering new compositions or methods of drug delivery, software or research and development tools for designing or discovering Multivalent RNAs, including the Enablement Software, or (B) research reagents generated for use in the development of drugs that are not Products; and

(v)	for purposes of this definition, “Affiliates” shall be limited to Affiliates of Halo-Bio as of the Effective Date and, after the Effective Date, Affiliates that are subsidiaries of Halo-Bio, but “Affiliates” shall not include entities that hereafter acquire (or acquire control, directly or indirectly, of) Halo-Bio or such acquiror’s Affiliates.

(zz)	“Technology Transfer” means the transfer of the Technology.

(aaa)	“Term” shall have the meaning set forth in Section 11.1.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission Confidential treatment has been requested with respect to the omitted portions.

(bbb)	“Territory” means all of the countries in the world, and their territories and possessions.

(ccc)	“Third Party” means any Person other than a Party and its Affiliates.

(ddd)	“Valid Claim” means, with respect to each country in the Territory:

(i)	a claim of an issued and unexpired Licensed Patent, which claim has not been revoked or held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction that is not appealable or has not been appealed within the time allowed for appeal, and which has not been abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise, and

(ii)	a claim of a patent application which has been pending less than seven (7) years and which claim has not been cancelled, withdrawn or abandoned or finally rejected by an administrative agency action from which no appeal can be taken.

(eee)	“Work Plan” means the list of research and development activities agreed between the Parties attached hereto as Schedule 4.

1.2	Headings

The division of this Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and will not affect the construction or interpretation of this Agreement.

1.3	Number and Gender

Unless the context requires otherwise, words importing the singular include the plural and vice versa and words importing gender include all genders.

Article 2 COLLABORATION AND TECHNOLOGY TRANSFER

2.1	Collaboration

(a)	The Parties will use commercially reasonable efforts to collaborate on:

(i)	the conduct of Technology Transfer by Halo-Bio to Protiva in accordance with the Technology Transfer protocol developed under Section 2.3; and

(ii)	the development of the Technology and of Products Covered by the Licensed Patents as specifically set forth in the Work Plan.

(b)	Subject to the mutual agreement of the Parties, including payment terms, Halo-Bio may, at its discretion, assist Protiva beyond the Technology Transfer and the Work Plan as follows:

(i)	with respect to the Technology, providing scientific expertise, guidance and feedback to the development process and assisting in the design of Multivalent RNAs against certain Targets for experimental/methodological studies in the Field; and

(ii)	with respect to the design of Multivalent RNAs, providing scientific expertise, guidance and feedback to designs proposed by Protiva and assisting in the design of Multivalent RNAs for the Field against certain Targets for the development of specific Products Covered by the Licensed Patents.

(c)	Halo-Bio and Protiva will each perform its obligations during the Technology Transfer and the Work Plan with the requisite care, skill and diligence in accordance with applicable laws and industry standards, and by individuals who are appropriately trained and qualified.

2.2	Collaboration Costs and Expenses

(a)	Halo-Bio will bear its own costs and expenses in performing the activities assigned to Halo-Bio in the Work Plan and Technology Transfer protocol. For clarity, these costs and expenses include Halo-Bio’s costs and expenses for travel, meals, accommodations, meetings, communications, and provision of documentation, incurred by Halo-Bio and its employees.

(b)	Protiva will bear all other costs and expenses during the Technology Transfer and the Work Plan, including its own costs and expenses and those costs and expenses for the provision of RNAs, Protiva Formulations and other materials for Drug Delivery, as applicable.

2.3	Technology Transfer

A preliminary version of the Technology Transfer protocol, setting out the Technology Transfer responsibilities placed on the Parties and a preliminary timeline for the completion of the Technology Transfer [*] is set out in Schedule 5. As soon as practicable after the Effective Date, the Parties will finalize the Technology Transfer protocol setting forth each Party’s tasks and responsibilities, which shall include, to the extent applicable:

(a)	a description of all design processes, analytical methods, equipment, manufacturing methodology, annealing methods and other information to be transferred (but not Enablement Software, which is not Technology, but which will be transferred pursuant to Subsection 3.1(d));

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b)	a description of phases of activities with estimated timelines for the completion of each phase;

(c)	a defined set of acceptance criteria or deliverables to establish whether each phase of Technology Transfer has successfully been conducted;

(d)	a list of all material suppliers, contractors and service providers that might be associated with the design, manufacture and supply of Multivalent RNAs for the Field; and

(e)	a list of all equipment required for the design and testing of Multivalent RNAs for the Field, and if applicable, equipment specifications accompanied by plans for equipment qualification, operational qualification and performance qualification.

Article 3 LICENSE

3.1	License Grant by Halo-Bio

(a)	Subject to the terms and conditions in this Agreement and during the Term, Halo-Bio hereby grants to Protiva:

(i)	an exclusive, worldwide, royalty-bearing license under all Intellectual Property Rights in and to the Technology (which includes Halo-Bio’s undivided interest in Joint IP) to make, have made, use, sell, offer for sale and import Products for all uses in the Field, in and for the Territory; and

(ii)	an exclusive, worldwide right and license under all of its Intellectual Property Rights in and to all Joint IP to make, have made, use, sell, offer for sale and import Products for any purpose whatsoever, outside of the Field.

It is understood and agreed that the exclusive license under Paragraph 3.1(a)(i) shall include the right of Protiva to grant sublicenses and sub-sublicenses to any Person, while the exclusive license under Paragraph 3.1(a)(ii) shall include the right of Protiva to grant sublicenses to its Affiliates but exclude the right of Protiva to grant sublicenses to Third Parties.

(b)	Halo-Bio reserves a non-exclusive worldwide, royalty-free right and license (without the right to sublicense) to use the Technology (which includes Halo-Bio’s undivided interest in Joint IP) to perform the Technology Transfer and the Work Plan for Protiva in the Field.

(c)	Subject to the terms and conditions in this Agreement, Protiva hereby grants to Halo-Bio a non-exclusive worldwide right and license (without the right to sublicense) under its Intellectual Property Rights in and to any Protiva Inventions to perform the Technology Transfer and the Work Plan for Protiva.

(d)	Halo-Bio will use commercially reasonable efforts to deliver the Enablement Deliverables to Protiva [*] in accordance with Schedule 2. Subject to the terms of this Agreement, Halo-Bio hereby grants to Protiva, for no additional consideration other than the amount payable under this Agreement, an exclusive, worldwide license to use, reproduce and modify the Enablement Software (in both object code form and source code form) for internal use solely to design Multivalent RNAs for use in Products for the Field in the Territory by Protiva, its Affiliates and its Sublicensees. It is understood and agreed that the exclusive license under this Subsection 3.1(d) includes rights under the Software Patent Rights (to the extent Covering the use of the Enablement Software) and the right of Protiva to grant sublicenses and sub-sublicenses for internal use, provided that such sublicenses and sub-sublicenses are made in connection with the sublicense of the Technology and the right to commercialize Products, are coterminous with such Technology and Product sublicense and are subject to the same conditions, scope and territory as such Technology and Product sublicense. The Parties agree that the Enablement Deliverables will include both the object code form and source code form of the Enablement Software, provided that Halo-Bio will not provide source code for any third party software. If Halo-Bio improves the algorithm underlying the Enablement Software, which improvement would be necessary or useful for designing Multivalent RNAs, Halo-Bio shall inform Protiva of such improvement and, upon request of Protiva, Halo-Bio will prepare and license to Protiva hereunder an upgrade to the Enablement Software, at Protiva’s reasonable cost and expense.

(e)	Protiva shall not use the Technology, Enablement Software or Software Patent Rights outside the Field or for any purpose not licensed hereunder.

(f)	It is recognized and agreed that Halo-Bio may use, and has retained the right to use, the Technology (excluding Halo-Bio’s undivided interest in Joint IP):

(i)	to supply Multivalent RNAs to Third Parties for use as reagents in the research and development of drugs that are not Products; and

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(ii)	to supply Multivalent RNAs to Third Parties for use in the research and development of drugs that may contain Multivalent RNAs or are otherwise based on Multivalent RNAs, for use outside of the Field;

provided that, notwithstanding the foregoing, Halo-Bio hereby agrees that, for the period commencing [*] (the “Initial Restricted Period”):

(iii)	Halo-Bio will not make, have made, use, sell or offer for sale, any Multivalent RNAs for or to any Third Party; and

(iv)	Halo-Bio will not design any Multivalent RNAs for any Third Party or otherwise provide to any Third Party any services based on the Multivalent RNAs and the Technology;

for any purpose whatsoever, whether inside or outside the Field, without the consent of Protiva. In addition, Halo-Bio agrees that Protiva shall have an option to extend the restrictive covenants set out in Paragraphs 3.1(f)(iii) and 3.1(f)(iv) for [*] (the “Additional Restricted Period”), commencing [*], which option shall be exercisable by delivery of written notice by Protiva to Halo-Bio prior to the expiration of the Initial Restricted Period. In consideration of the extension of the restrictive covenants for the Additional Restricted Period, Protiva will pay to Halo-Bio [*], in the form of a wire transfer to Halo-Bio’s bank account, [*]. Protiva may, at any time, shorten the duration of the Additional Restricted Period to such period as it may notify Halo-Bio, in which case the payment hereunder shall be correspondingly reduced on a pro-rata basis.

(g)	Protiva acknowledges that Halo-Bio may desire to license Joint IP outside the Field, and Protiva agrees to license back to Halo-Bio the Joint IP, on a case by case basis:

(i)	to make, have made, use, sell, offer for sale or import Multivalent RNAs for or to Third Parties; and

(ii)	to design Multivalent RNAs for Third Parties or provide to Third Parties services based on the Technology;

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

on such terms and conditions as may be mutually agreed by the Parties, provided that, in Protiva’s opinion, the granting of such licenses and the exercise of such rights by Halo-Bio would not be detrimental to the development and commercialization of Products by Protiva within the Field.

3.2	License Fees

As partial consideration for the grant by Halo-Bio to Protiva of the licenses and other rights hereunder, Protiva will pay to Halo-Bio a license fee having the components set forth in the table below, subject to the occurrence of the corresponding triggering event during the Term:

	Triggering Event	License Fee Component
1	[*]	[*]
2	[*]	[*]
3	[*]	[*]
4	[*]	[*]
5	[*]	[*]
6	[*]	[*]
7	[*]	[*]

For the purposes of this Section 3.2:

(a)	[*];

(b)	[*];

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(c)	[*];

(d)	subject to Subsection 3.2(b), each license fee component shall be paid no later than forty-five (45) days following the event triggering such payment; and

(e)	each license fee component is non-refundable and non-creditable.

3.3	Milestones

(a)	As partial consideration for the grant by Halo-Bio to Protiva of the licenses and other rights hereunder, Protiva will pay to Halo-Bio the milestone payments for each Product set forth in the tables below, subject to the occurrence of the corresponding milestone event during the Term:

(i)	If the following milestones are achieved by Protiva or its Affiliate prior to a Change of Control of Tekmira, Protiva or such Affiliate involving a Large Company:

	Milestone Event	Milestone Payment
1	[*]	[*]
2	[*]	[*]
3	[*]	[*]
4	[*]	[*]
5	[*]	[*]

(ii)	If the following milestones are achieved by Protiva or its Affiliate after a Change of Control of Tekmira, Protiva or such Affiliate involving a Large Company:

	Milestone Event	Milestone Payment
1	[*]	[*]
2	[*]	[*]
3	[*]	[*]
4	[*]	[*]
5	[*]	[*]

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

The Parties acknowledge and agree that the milestone payments under Paragraphs 3.3(a)(i) and 3.3(a)(ii) shall not be triggered by the achievement of the corresponding milestones by any Sublicensees of Protiva or Sublicensees of Protiva’s Affiliates, provided that the Sublicensee is not an Affiliate of Protiva or a former Affiliate of Protiva. However, if a former Affiliate of Protiva received sublicense rights prior to or in connection with a Change of Control, it shall be treated as if it were still an Affiliate of Protiva for purposes of milestone payments under this Section 3.3.

(b)	Each milestone is payable only once per Product; provided that:

(i)	in the event of a Change of Control of Tekmira, Protiva or its Affiliate involving a Large Company prior to achievement of milestone #4 in respect of a Product, Protiva will pay to Halo-Bio, upon the achievement of the next milestone event for such Product, an additional amount on account of the difference between the aggregate of the milestone payments actually paid by Protiva pursuant to Paragraph 3.3(a)(i) and the aggregate of the corresponding milestone payments that would have been paid pursuant to Paragraph 3.3(a)(ii) if all of the milestones for the Product had been achieved after the Change of Control, including the next milestone; and

(ii)	in the event of a Change of Control of Tekmira, Protiva or its Affiliate involving a Large Company after achievement of milestone #4 in respect of a Product and such Large Company or its Affiliate was obligated to pay additional Sublicensing Revenue to Protiva or its Affiliates with respect to the Product (i.e. Sublicense revenue was anticipated after achievement of approval in the first Major Market), Protiva will pay to Halo-Bio [*].

(c)	For the purposes of this Section 3.3, a Product shall be considered the same Product provided that the intended Targets remain the same and, for greater certainty, any change of Drug Delivery systems or change in the Drug Delivery system used in conjunction with the Multivalent RNAs, any chemical modification(s) to the Multivalent RNAs, any change in dosage strength, any change in the sequence of the Multivalent RNAs for the intended Target, or any addition of or change in any Other APIs delivered together with the Multivalent RNAs, which occurs prior to regulatory approval does not constitute a new Product if the intended Targets remain the same. Notwithstanding the foregoing and for purposes of this Section 3.3 only, if, after a Product receives marketing approval in one or more of the Major Markets, any change is made to the

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Multivalent RNAs of the Product for reasons unrelated to patient safety and marketing approval for the change requires the filing of a complete New Drug Application (NDA) (rather than a supplemental NDA), then such Product shall constitute a new Product for the purposes of this Section 3.3.

(d)	No milestones shall be payable by Protiva for activities associated with the development (i.e., Phase I, II and II Trials) of Products :

(i)	whose primary use and development will be in countries in Africa and South America or in India, provided that if such Products are subsequently approved in a Major Market, the milestones hereunder will be payable retroactively by Protiva;

(ii)	for the treatment of any disease, including, without limitation, Ebola, pursuant to a contract with the United States Department of Defense.

(e)	Each milestone payment shall become due and payable no later than forty-five (45) days following achievement of the applicable milestone and is non-refundable and non-creditable.

3.4	Sublicensing Revenue

(a)	In addition to any amounts payable as outlined under Section 3.3, Protiva will pay to Halo-Bio, a percentage of any Sublicensing Revenue actually received by Protiva or its Affiliates, which percentage is taken from one of the following tables based on the status of development, the Drug Delivery system and the time at which the sublicense (or option to sublicense) is granted:

(i)	if Protiva sublicenses the Technology without concurrently licensing or sublicensing any proprietary Drug Delivery system owned or controlled by Protiva (whether or not a Sublicensee contributes additional technology relating to Drug Delivery):

[*]	[*]
	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

[*]	[*]
	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]

(ii)	if Protiva sublicenses the Technology concurrently with licensing or sublicensing a proprietary Drug Delivery system owned or controlled by Protiva:

[*]
[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

[*]	[*]
	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]

(b)	The timeframes set forth in Subsection 3.4(a) for determining the applicable percentage pertains to the date when the sublicense was granted (or option to sublicense granted) and not the dates on which Sublicensing Revenue was received thereunder.

(c)	The percentage of Sublicensing Revenue due Halo-Bio shall become due and payable no later than forty-five (45) days after receipt of Sublicensing Revenue by Protiva or its Affiliates.

(d)	Notwithstanding anything to the contrary in this Section 3.4, Protiva shall have no obligation to pay to Halo-bio its respective share of any Sublicensing Revenue unless and until Protiva or its Affiliates actually receive such Sublicensing Revenue from their Sublicensees.

3.5	Royalties

(a)	As partial consideration for the grant by Halo-Bio to Protiva of the licenses and other rights hereunder and subject to the terms of this Agreement, Protiva will pay to Halo-Bio, without duplication, royalties on Net Sales of Product by Protiva, its Affiliates or their Sublicensees, in the Territory, as follows:

(i)	for all Products sold in the Territory where the Product is Covered by a Licensed Patent solely owned by Halo-Bio or jointly owned by Halo-Bio with Protiva or its Affiliate, either in the country of manufacture or the country of sale, the following royalty rates apply:

Aggregate Calendar Year Net Sales in the Territory	Royalty (% of Net Sales)
[*]	[*]

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Aggregate Calendar Year Net Sales in the Territory	Royalty (% of Net Sales)
[*]	[	*]
[*]	[	*]

and

(ii)	for all Products sold in the Territory where the Product is only Covered by a Licensed Patent jointly owned by Halo-Bio with any Person (and not Covered by a Licensed Patent solely owned by Halo-Bio or jointly owned by Halo-Bio with Protiva or its Affiliate), either in the country of manufacture or the country of sale, the following royalty rates apply:

Aggregate Calendar Year Net Sales in the Territory	Royalty (% of Net Sales)
[*]	[	*]
[*]	[	*]

where such royalties shall accrue until the date of expiration of the last Valid Claim within the Licensed Patents Covering the Product in the country of manufacture or sale, as applicable.

(b)	No multiple royalties shall be due or payable under this Section 3.5 because the sale or manufacture of any Product is or shall be Covered by more than one Valid Claim under the Licensed Patents in the country of manufacture and/or the country of sale.

(c)	Royalties on Net Sales shall be payable on a Product-by-Product basis regardless of the number of Targets with which each Product interacts; provided, however, for purposes of this Section 3.5, Products shall be considered the same Product if their intended Target(s) remains the same, even though changes have been made to the Product, including, for example, any changes in or additions of Multivalent RNAs or Other API contained in the Product.

3.6	Sublicensing

(a)	Protiva shall be entitled to grant sublicenses of its rights under this Agreement to its Affiliates (for a term as long as they remain Affiliates) provided that:

(i)	such Affiliate agree in writing to be bound by the terms and conditions of this Agreement;

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(ii)	Protiva unconditionally guarantees the performance of such Affiliate as if such Affiliate were a signatory to this Agreement to the extent the performance or lack of performance is a breach of this Agreement; and

(iii)	the obligations and liability of such Affiliate will be joint and several and Halo-Bio shall not be obliged to seek recourse against such Affiliate before enforcing its rights against Protiva.

For greater certainty, any default or breach by such Affiliate of any term of this Agreement will also constitute a breach by Protiva under this Agreement and Halo-Bio will be entitled to exercise its rights hereunder, in addition to any other rights and remedies to which it may be entitled.

(b)	The exclusive license granted by Halo-Bio to Protiva in Subsection 3.1(a) shall be further sublicensable to Third Parties without Halo-Bio’s prior written consent provided that such sublicenses comply with the requirements of Subsections 3.6(c), 3.6(d) and 3.6(e).

(c)	Each sublicense granted by Protiva pursuant to this Section 3.6 shall be subject and subordinate to the terms and conditions of this Agreement and shall contain terms and conditions consistent with those in this Agreement. Agreements with any Sublicensee shall contain the following provisions:

(i)	a requirement that such Sublicensee submit applicable sales or other reports consistent with those required hereunder;

(ii)	an audit requirement similar to the requirement set forth herein; and

(iii)	a requirement that such Sublicensee complies with the confidentiality and non-use provisions with respect to both Parties’ Confidential Information.

(d)	Protiva will notify Halo-Bio within ten (10) Business Days after execution of each sublicense (including any amendment or termination thereof) and provide a copy of the fully executed sublicense agreement (and any amendment) to Halo-Bio within the same time frame (with reasonable redactions permitted to protect the confidentiality of the Sublicensee and Protiva) provided that such redactions do not include provisions necessary to demonstrate compliance with the requirements of this Agreement, which shall be treated as Confidential Information of Protiva.

(e)	Protiva will be responsible for the making of all payments due under this Agreement with respect to its Sublicensees’ activities, the making of any reports under this Agreement with respect to Net

Sales of Products by its Sublicensees, and the compliance by the Sublicensees with all applicable terms of this Agreement. The grant of any Sublicenses will not relieve Protiva of or reduce its obligations to Halo-Bio under this Agreement. The term of any sublicense will be limited to the term of this Agreement and will terminate upon the expiration or the termination of this Agreement for any reason.

3.7	Desirable Third Party License For Sublicensed Combination Products

It is foreseeable that a specific Combination Product may contain Multivalent RNAs in addition to Other APIs to create a combination product such that the Product may be subject to multiple payment obligations by Protiva to multiple parties. Halo-Bio and Protiva agree that if a specific Combination Product is subject to payment obligations by Protiva to one or more Third Parties due to such Third Parties’ Intellectual Property Rights for the Other API being in the sublicense (and results in Sublicensing Revenue), then any amount due to Halo-Bio set forth in Section 3.4 (Sublicensing Revenue) shall be adjusted by [*]. If the Parties are unable to come to agreement on said respective values, the issue will be determined by a single independent evaluator mutually agreed between the Parties. For greater certainty, notwithstanding anything in this Section, the consideration due Halo-Bio in respect of such Product shall [*].

3.8	Necessary Third Party License

If, during the Term:

(a)	Halo-Bio and/or Protiva determines that it is necessary to seek a license from any Third Party in order to avoid infringement in the manufacture, use or sale of Multivalent RNAs that are Covered by one or more Licensed Patents;

(b)	if as a result of any complaint alleging infringement or violation of any patent or other Intellectual Property Rights is made against Protiva, its Affiliates or its Sublicensee with respect to the manufacture, use or sale of Multivalent RNAs that are Covered by one or more Licensed Patents,

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

and a settlement, consent judgment or award of damages determined by a court of competent jurisdiction requires Protiva to make payment to a Third Party in satisfaction of such complaint; or

(c)	if an independent, mutually acceptable Third Party patent attorney determines that such a license is required;

Protiva will pay all royalties, damages or other amounts to such Third Party, and the applicable royalties in each country payable by Protiva to Halo-Bio will be reduced by the amount of royalties paid by Protiva with respect to such necessary Third Party license for the country; provided, however, that in no event shall the royalties due to Halo-Bio under this Agreement with respect to such country be reduced to [*].

3.9	Compulsory Licenses

In the event that a government agency in any country grants or compels Protiva, its Affiliates or their Sublicensees to grant, to any Third Party a right to commercialize a particular Product, Protiva may, at its sole option, elect to change the royalty rate payable by Protiva under Section 3.5 for the Product in such country to [*].

3.10	Reports and Payment

(a)	Protiva will deliver to Halo-Bio within forty-five (45) days after the end of each Calendar Quarter a written report showing its computation of royalties due under this Agreement upon Net Sales by Protiva, its Affiliates and their respective Sublicensees during such Calendar Quarter, and setting out:

(i)	all Net Sales segmented in each such report according to sales by Protiva, each of its Affiliates, and each Sublicensee, as well as on a country-by-country basis, and quarter-by-quarter basis;

(ii)	deductions from gross revenues by the categories for same set out in the definition of Net Sales; and

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(iii)	the rates of exchange used to convert such royalties to Dollars from the currency in which such sales were made. For the purposes hereof, such conversion calculations are to be made on a quarterly basis and the rates of exchange to be used for converting royalties hereunder to Dollars shall be those in effect for the purchase of Dollars as certified by the noon buying rate of the Federal Reserve Bank of New York on the first Business Day of the quarter with respect to which the payment is due.

(b)	Protiva, simultaneously with the delivery of each such report, shall tender payment in Dollars of all royalties shown to be due thereon.

(c)	Protiva shall make all payments due under this Agreement in Dollars by wire transfer of funds via the Federal Reserve Wire Transfer System to Hal-Bio’s account as designated in writing by Halo-Bio to Protiva.

(d)	Royalty payments on Net Sales shall continue to be due on a country-by-country basis, Product-by-Product basis from the date of the First Commercial Sale to the expiry of the last Valid Claim of the Licensed Patents.

3.11	Withholding Taxes

Any tax which Protiva is required to pay or withhold with respect to license fees, milestone payments and royalty payments to be made to Halo-Bio hereunder shall be deducted from the amount otherwise due to Halo-Bio; provided that, in regard to any such deduction, Protiva shall give Halo-Bio such assistance, which shall include the provision of such documentation as may be required by governmental agencies, as may reasonably be necessary to enable Halo-bio to evidence such payment, claim exemption therefrom, or obtain a repayment thereof, or a reduction thereof, and shall upon request provide such additional documentation from time to time as is needed to confirm payment of tax.

3.12	Foreign Payments

Where payments are due Halo-Bio under this Agreement for sales of a Product in a country where, by reason of currency regulations or taxes of any kind, it is impossible or illegal for Protiva or any Affiliates or Sublicensees, as the case may be, to transfer such payments to Halo-Bio, such payments shall be deposited in whatever currency is allowable by the Person not able to make the transfer for the benefit or credit of Halo-Bio in an accredited bank in that country that is reasonably acceptable to Halo-Bio.

3.13	Late Payments

Any payment that is not paid on or before the date such payment is due under this Agreement shall bear interest at a rate equal to the Bank of Canada prime lending rate prevailing at the time of late payment plus three percentage points (3%) interest compounded monthly, calculated based on the number of days that payment is delinquent until full payment has been made.

3.14	Records

Protiva will keep, and will require all Affiliates and their respective Sublicensees to keep, full, true and accurate books of accounts and other records containing all information and data which may be necessary to ascertain and verify the royalties payable hereunder for a period of three (3) years after the date such royalties became due.

3.15	Audits

(a)	During the Term, after the First Commercial Sale of Product and for a period of one (1) year following termination of this Agreement, Halo-bio shall have the right from time to time (not to exceed once during each Calendar Year) to have either its internal financial audit personnel or an independent firm of accountants (i.e., a certified public accountant or like Person reasonably acceptable to Protiva) inspect such books, records and supporting data of Protiva and its Affiliates and Sublicensees, provided such audit shall not cover such records for more than the preceding three (3) years. Such independent firm of accountants shall perform these audits at Halo-Bio’s expense upon reasonable prior written notice and during regular business hours, and shall agree as a condition to such audit to maintain the confidentiality of all information disclosed or observed in connection with such audit and to disclose to Halo-Bio only whether there has been compliance with the obligations under this Agreement with respect to the accuracy of the royalty statement, payments and permitted deductions and offsets.

(b)	If the result of such audit demonstrates an underpayment by Protiva to Halo-Bio of five percent (5%) or more, Protiva shall pay for the reasonable costs of such audit, and shall immediately pay to Halo-Bio the underpayment together with interest thereon at the Royal Bank of Canada prime lending rate prevailing at the time, plus three percentage points (3%) compounded monthly from the time such payment were due.

Article 4 INTELLECTUAL PROPERTY

4.1	Inventions

Subject to Section 4.2, as between Protiva and Halo-Bio:

(a)	all Inventions of any kind whatsoever first conceived, reduced to practice, developed or created by Halo Bio or its Affiliates, alone or with any Third Party, prior to or during the Term relating to Multivalent RNAs shall be owned by Halo-Bio;

(b)	all Inventions of any kind whatsoever first conceived, reduced to practice, developed or created by Protiva or its Affiliates, alone or with any Third Party, prior to or during the Term relating to Multivalent RNAs (“Protiva Inventions”), shall be owned by Protiva; and

(c)	all Inventions of any kind whatsoever first conceived, reduced to practice, developed or created jointly by the Parties or their Affiliates or others acting on behalf of each of the Parties or their Affiliates during the Term relating to Multivalent RNAs (as further clarified in Subsection 1.1(w), “Joint IP”), shall be jointly owned by the Parties.

Inventorship and authorship will be determined under the applicable rules and precedents prevailing in the United States.

4.2	Disclosure of Inventions During the Term

(a)	If, after the Effective Date and during the Term, Halo-Bio becomes the owner, solely or jointly, of any additional Intellectual Property Rights that constitute Technology, whether developed in the performance of this Agreement or outside the framework of this Agreement, and whether or not patentable, Halo-Bio will notify Protiva in writing thereof. Halo-Bio and Protiva shall, throughout the Term, undertake periodic meetings to provide status updates on any additional Intellectual Property Rights that constitute Technology at such times and in such manner as may be mutually agreed by the Parties, provided that during the first two (2) years during the Term, the Parties shall meet no less frequently than on a calendar quarterly basis.

(b)

If, as of the Effective Date, Protiva or its Affiliates are owners, or after the Effective Date and during the Term, Protiva or its Affiliates or Sublicensees become owners, solely or jointly, of any Intellectual Property Rights relating to Multivalent RNAs, whether developed in the performance of this Agreement or outside the framework of this Agreement, Protiva will provide to Halo-Bio written notice of any patent applications in respect thereof made by or on behalf of Protiva that Cover Multivalent RNAs, provided, that the foregoing shall not apply to any Intellectual Property Rights that relate to Drug Delivery.

(c)	Protiva and its Affiliates shall not, in Protiva’s name or the name of any of its Affiliates and omitting the name of Halo-Bio, file any patent applications or pursue patents that Cover the Technology first conceived, reduced to practice, developed or created by Halo-Bio, without the prior written consent of Halo-Bio.

4.3	Perfection of Ownership Rights

(a)	Each Party will ensure that its employees and contractors who perform any obligations under this Agreement have entered into written agreements with such Party whereby its employees and contractors assign to such Party all ownership rights in any Intellectual Property Rights made or developed by such employees and contractors in their course of work for such Party.

(b)	Each Party will report to the other Party in writing within fifteen (15) days of becoming aware of any patentable Inventions made during the Term and relating to Multivalent RNAs.

Article 5 PATENT PROSECUTION

5.1	Prosecution and Maintenance of Licensed Patents

(a)	All patent applications included in the Licensed Patents (including those arising from Joint IP included in the Technology) and, upon issuance, all resulting issued patents therefrom, shall be filed, prosecuted and maintained by Protiva, in its discretion which shall be exercised in good faith, in accordance with this Article 5.

(b)	Without limiting the generality of the foregoing, during the Term, in respect of all Licensed Patents and Patent Rights in and to the Joint IP, Protiva shall be responsible, in its discretion which shall be exercised in good faith, for:

(i)	the initial filing in the Core Patent Countries of [*];

(ii)	the continued prosecution of any pending patent applications;

(iii)	the maintenance of all such issued patents; and

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(iv)	the filing and prosecution of additional patent applications (and maintenance of patents thereon) in any jurisdiction world-wide, on a commercially reasonable basis, including, without limitation, any continuations, continuations-in-part, divisionals, patents of addition, reissues, re-examinations, supplemental protection certificates, renewals and extensions or substitutes therefor;

and shall be responsible for and pay the costs and expenses thereof incurred after the Effective Date.

(c)	Notwithstanding the foregoing, neither Party shall have the right to make an election under the Cooperative Research and Technology Enhancement Act of 2004, 35 U.S.C. § 103(c)(2)-(c)(3) when exercising its rights under this Section 5.1 without the prior written consent of the other Party.

5.2	Prosecution and Maintenance of Patent Rights not relating to Multivalent RNAs

To the extent either Party solely or jointly conceives, identifies, invents, or discovers any Invention not relating to Multivalent RNAs during the Term:

(a)	Protiva will be solely responsible, in its discretion, for the filing, prosecution and maintenance of any Patent Rights Covering such Inventions made by officers, employees or contractors of Protiva or its Affiliates, solely or jointly with officers, employees or contractors of Halo-Bio or its Affiliates;

(b)	Halo-Bio will be solely responsible, in its discretion, for the filing, prosecution and maintenance of any Patent Rights Covering such Inventions solely made (or jointly made with Third Parties) by officers, employees or contractors of Halo-Bio or its Affiliates; and

(c)	each Party shall bear its own costs and expenses of patent filing, prosecution and maintenance of the Patent Rights set forth in this Section 5.2.

5.3	Updating Patent Table

The Patent Table will be deemed to be a living document continually updated by notice from Protiva to Halo-Bio of patent filing, prosecution, maintenance and discontinuation of any Licensed Patents. By way of non-limiting example, a patent application shall be deemed to have been added to the Patent Table on the date that such patent application is submitted to the US Patent and Trademarks Office or any foreign equivalent.

5.4	Consultation and Reporting

(a)	On a timely basis, Protiva will consult with Halo-Bio on all material actions to be taken with respect to the filing, prosecution and maintenance of the Licensed Patents, including claims and any proposed amendments thereto. Halo-Bio will have the right to comment on Protiva’s proposed actions and to identify any process, uses or Products arising out of the Technology that may be patentable and Protiva will reasonably consider such comments, but Protiva shall have final good-faith determination over the scope and breadth of patent protection to be pursued.

(b)	If Halo-Bio desires additional claims to be filed, prosecuted and maintained under the Licensed Patents for Halo-Bio or its sublicensees’ uses outside the Field, Halo-Bio shall:

(i)	notify Protiva in writing setting forth the specific claims, jurisdiction and nature of patent protection required by Halo-Bio; and

(ii)	either (A) request that a divisional application with such additional claims be filed for Halo-Bio to prosecute or (B) agree to assume all costs and expenses (including Protiva’s external patent counsel costs) incurred by Protiva in pursuing such patent protection (“Patent Prosecution Fees”).

All Patent Prosecution Fees shall be due and payable to Protiva within thirty (30) days of Halo-Bio’s receipt each invoice, with interest on late payment calculated in accordance with Section 3.13. Protiva reserves the right to offset any unpaid Patent Prosecution Fees and accrued interest against any payments due by Protiva to Halo-Bio hereunder.

(c)	Protiva will disclose to Halo-Bio, on a timely basis:

(i)	the complete text of each patent application and issued patent within the Licensed Patents; and

(ii)	all material communications to and from the patent office, including communications concerning the institution or possible institution of any interference, opposition, re-examination, reissue, revocation, nullification or any official proceeding involving any of the Licensed Patents.

5.5	Abandonment, Withdrawal or Discontinuance

(a)	If Protiva elects to:

(i)	discontinue pursuing one or more patent applications, patent protection or patent maintenance pertaining to any of the Licensed Patents (including those relating to the Joint IP or any continuation, continuation-in-part, divisional, reissue, re-examination or extension thereof) for any reason; or

(ii)	not pursue patent protection in relation to any of the Licensed Patents (including those relating to the Joint IP) in any specific jurisdiction for any reason;

Protiva will provide Halo-Bio with prior written notice of such decision (each, a “Notice of Abandonment”), and together with sufficient detail in sufficient time, such time not to be less than sixty (60) days prior to any deadline imposed by a patent office, to enable Halo-Bio to assume and continue the filing, prosecution or maintenance of the patent applications or patents identified in the Notice of Abandonment (the “Abandoned Patents”).

(b)	The Notice of Abandonment will clearly state the patent application, patent protection, and/or patent maintenance for the Abandoned Patents. Halo-Bio, at its sole cost and expense, and in its sole discretion, may assume and continue the prosecution and/or maintenance of any particular Abandoned Patent identified in such notice. In addition, if within sixty (60) days of receiving an Invention disclosure from Halo-Bio, Protiva does not file a patent application for the Invention described therein that Halo-Bio believes could become a Licensed Patent:

(i)	Halo-Bio may prepare and file a patent application for the Invention;

(ii)	a Notice of Abandonment will be deemed to have been given upon Protiva’s receipt of the Invention disclosure and the patent application for the Invention, when filed by Halo-Bio, will be deemed an Abandoned Patent, including all Patent Rights related thereto, including foreign counterparts.

(c)

Both Parties agree that, notwithstanding anything to the contrary in this Agreement, effective upon, sixty (60) days after the Notice of Abandonment, Protiva will have no further obligations with respect to the filing, prosecution, maintenance, protection and related costs for the Abandoned Patents. Unless otherwise agreed by the Parties, the specific jurisdictions for which the Abandoned Patents apply shall remain within the Territory and any Abandoned Patents assumed and continued by Halo-Bio shall remain or be deemed to remain within the Licensed

Patents; provided, however, with respect to such Abandoned Patents, Protiva’s license rights under Section 3.1 shall become non-exclusive, without any reduction in royalties or other payments due hereunder and, in respect of the abandonment of [*] (and any Patent Rights related thereto) in a Core Patent Country, neither Protiva nor its Sublicensees shall thereafter have any right to grant any additional sublicenses or sub-sublicenses (as the case may be) in such Core Patent Country, other than those existing on the date of such abandonment.

5.6	Prosecuting Infringement Proceedings

During the Term each Party shall promptly report in writing to the other Party any known or suspected infringement in the Field of any Licensed Patents of which it becomes aware, and shall provide the other Party with all available evidence supporting such infringement, or unauthorized use or misappropriation. In the event of such alleged infringement by a Third Party, the following shall apply:

(a)	Protiva shall have the first right, in its sole discretion and sole expense and using counsel of its choice and reasonably acceptable to Halo-Bio, to initiate an infringement or other appropriate suit against any Third Party anywhere in the Territory who at any time has infringed, or is suspected of infringing, any Licensed Patent in the Field;

(b)	if Protiva does not take steps to prosecute such claim or litigation within thirty (30) days after receipt of notice thereof, Halo-Bio may take such legally permissible action as it deems necessary or appropriate to prosecute such claim or litigation (or defend such litigation in the event of a counterclaim) at its own expense, using counsel of its choice, but shall not be obligated to do so;

(c)	the Party prosecuting such litigation (in this Article, the “Litigating Party”) shall have the right to control such litigation and shall bear all legal expenses (including court costs and legal fees), including settlement thereof; provided, however, that no settlement or consent judgment or other voluntary final disposition of any suit or action brought by a Party pursuant to this Section may be entered into without the consent of the other Party if such settlement would require the other Party to be subject to an injunction or to make a monetary payment or would restrict the claims in or admit any invalidity of any Licensed Patents or significantly adversely affect the rights of the other Party to this Agreement (the “Non-litigating Party”). By way of example and not by way of limitation, there shall be no right of the Litigating Party to stipulate or admit to the invalidity or unenforceability of any Licensed Patents. Before any action is taken by the Litigating Party, the Parties agree to, in good faith, consult with a goal of adopting a mutually satisfactory position;

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(d)	the Non-litigating Party agrees to co-operate reasonably in any such litigation to the extent of executing all necessary documents, supplying essential documentary evidence and making essential witnesses then in its employment available and to vest in the Litigating Party the right to institute any such suits, so long as all the direct or indirect costs and expenses of bringing and conducting any such litigation or settlement shall be borne by the Litigating Party, provided that Halo-Bio and Protiva shall recover their respective actual out-of-pocket expenses, or equitable proportions thereof, associated with any litigation or settlement thereof from any recovery made by any Party. Any excess amount remaining after satisfaction of the Parties’ recovery of their respective actual out-of-pocket expenses (the “Excess Amount”) shall be shared as follows: [*];

(e)	the Litigating Party shall keep the Non-litigating Party fully informed of the actions and positions taken or proposed to be taken by the Litigating Party on behalf of itself or a sublicense (if applicable) and actions and positions taken by all other parties to such litigation; and

(f)	at any time during the litigation, the Non-litigating Party may elect to participate formally in the litigation to the extent that the court may permit, at its expense (subject to the possibility of recovery of some or all of such additional expenses as described in Subsection 5.6(d) or from such other parties to the litigation).

5.7	Breach of Confidence Proceedings

In the event of an alleged breach of confidentiality respecting Confidential Information or any Third Party use of Confidential Information, Halo-Bio and Protiva agree that they shall reasonably cooperate to enjoin such Third Party’s use of such Confidential Information.

5.8	Defense of Infringement Proceedings

In the event that a Third Party at any time provides written notice of a claim, or brings an action, suit or proceeding, against any Party or any of their respective Affiliates or Sublicensees, claiming infringement of its Patent Rights or unauthorized use or misappropriation of its know-how, due to the use of the Intellectual Property Rights in and to the Technology or the making, using or selling of Products covered by the Licensed Patents, the Party in receipt of such written notice or claim shall promptly notify the other Party of same, enclosing a copy of the claim and all papers served. In the event of such alleged infringement, the Parties will assist one another and cooperate in any such litigation and, if applicable, be subject to the indemnification obligations of Article 10.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

5.9	Procedures

If required under applicable law in order for the initiating Party to initiate and/or maintain such suit, or if the initiating Party is unable to initiate or prosecute such suit solely in its own name or it is otherwise advisable to obtain an effective legal remedy, in each case, the other Party shall join as a party to the suit and will execute and cause its Affiliates to execute all document necessary for the initiating Party to initiate litigation to prosecute and maintain such action. In addition, at the initiating Party’s request, the other Party shall provide reasonable assistance to the initiating Party in connection with an infringement suit at no charge to the initiating Party except for reimbursement by the initiating Party of reasonable out-of-pocket expenses incurred by the other Party in rendering such assistance.

5.10	Product Trademarks

Protiva shall own the trademarks for any Product and shall be solely responsible for filing and maintaining such trademarks in the Territory (including payment of costs associated therewith). Protiva shall also assume full responsibility, at its sole cost and expense, for any infringement by a Third Party of any Product trademark, and for claims of infringement of the rights of a Third Party by the use of a Product’s trademark.

5.11	Software Patent Rights

It is recognized and agreed that Halo-Bio has retained the right to file, prosecute, maintain, defend and enforce the Software Patent Rights, at Halo-Bio’s sole cost and expense.

Article 6 DEVELOPMENT & COMMERCIALIZATION

6.1	Protiva’s Diligence Efforts

(a)	Protiva will use commercially reasonable efforts to develop, manufacture and commercialize the Technology and Products Covered by Licensed Patents, including preparing, filing, prosecuting or causing to be prepared, filed and prosecuted the regulatory submission for each Product.

(b)	Protiva may subcontract to consultants, agents, contract research organizations, contract manufacturers and any other service provider any of Protiva’s development efforts without the prior written consent of Halo-Bio.

(c)	Protiva will conduct its development, manufacturing and commercialization activities at its own cost and expense and with the requisite care, skill and diligence in accordance with applicable laws and industry standards, and by individuals who are appropriately trained and qualified.

(d)	No later than forty-five (45) days after each Calendar Year, Protiva will deliver to Halo-Bio a written report to keep Halo-Bio fully informed of the progress of the development, manufacture and commercialization of the Technology and of each Product, and the plans for development, manufacture and commercialization thereof for the new Calendar Year, of Protiva and its Affiliates and Sublicensees.

6.2	Halo-Bio’s Assistance

Subject to Protiva’s obligations under Article 7, Halo-Bio may, at its discretion, provide assistance to Protiva in its efforts to sublicense Protiva’s licensed rights to the Technology and one or more Products by:

(a)	providing Protiva with Confidential Information and non-confidential information relating to the Technology for the preparation of presentation material for bona fide actual or prospective Sublicensees, underwriters, investors, lenders or other financing sources;

(b)	communicating with bona fide actual or prospective Sublicensees, underwriters, investors, lenders or other financing sources to present the Technology, using mutually agreed upon presentation materials;

(c)	cooperating with bona fide actual or prospective Sublicensees, underwriters, investors, lenders or other financing sources on their due diligence activities; and

(d)	identifying potential Persons to work on behalf of the Parties to identify potential Sublicensees.

Notwithstanding the foregoing, Protiva shall have final determination over the selection of Sublicensees and the making of all sublicense agreements. For clarity, Protiva will not be required to seek Halo-Bio’s prior approval of any term sheet, negotiation strategy, negotiation term, or the final terms and conditions of any sublicense agreement.

Article 7 CONFIDENTIALITY AND PUBLICATION

7.1	Confidential Information

(a)	The Parties agree that all “Confidential Information” disclosed between the Parties pursuant to the Mutual Non-Disclosure Agreement executed by the Parties dated April 15, 2010 and the Feasibility Research Agreement executed by the Parties dated July 7, 2010 shall be kept confidential and not disclosed except in accordance with the terms of such agreements.

(b)	All Confidential Information disclosed by one Party to the other Party hereunder shall be maintained in confidence by the receiving Party and shall not be disclosed to a Third Party or used for any purpose except as set forth herein without the prior written consent of the disclosing Party, except to the extent that such Confidential Information:

(i)	is known by the receiving Party at the time of its receipt, and not through a prior disclosure by the disclosing Party, as documented by the receiving Party’s business records;

(ii)	is in the public domain by use and/or publication before its receipt from the disclosing Party, or thereafter enters the public domain through no fault of the receiving Party;

(iii)	is subsequently disclosed to the receiving Party by a Third Party who may lawfully do so and is not under an obligation of confidentiality to the disclosing Party; or

(iv)	is developed by the receiving Party independently of Confidential Information received from the disclosing Party, as documented by the receiving Party’s business records.

(c)	Notwithstanding the obligations of confidentiality and non-use set forth above and in Sections 7.5 (Publication) and 7.6 (Publicity), a receiving Party may provide Confidential Information disclosed to it, and disclose the existence and terms of this Agreement, as may be reasonably required:

(i)	to perform its obligations and to exploit its rights under this Agreement, including to its respective employees, directors, Affiliates, agents, consultants, advisors and/or other Third Parties for the performance of its obligations hereunder (or for such entities to determine their interest in performing such activities) in accordance with this Agreement in each case who are obligated to keep such Confidential Information confidential;

(ii)	to comply with requirements of governmental or other Regulatory Authorities in order to obtain patents or perform its obligations or exploit its rights under this Agreement, provided that such Confidential Information shall be disclosed only to the extent reasonably necessary to do so;

(iii)	to comply with applicable law, including without limitation by the rules or regulations of the United States Securities and Exchange Commission or similar regulatory agency in a country other than the United States or of any stock exchange or NASDAQ, provided, that such Confidential Information shall be disclosed only to the extent required by law; and

(iv)	to support due diligence investigations by any bona fide actual or prospective underwriters, investors, lenders or other financing sources and any bona fide actual or prospective collaborators or strategic partners and consultants and advisors of such Party, provided that such persons are obligated to keep such Confidential Information confidential.

7.2	Permitted Disclosures

(a)	If a Party is required by judicial or administrative process to disclose Confidential Information that is subject to the non-disclosure provisions of this Section and Sections 7.5 (Publication) and 7.6 (Publicity), such Party shall promptly inform the other Party of the disclosure that is being sought in order to provide the other Party an opportunity to challenge or limit the disclosure obligations. Confidential Information that is disclosed by judicial or administrative process shall remain otherwise subject to the confidentiality and non-use provisions of this Section and Sections 7.5 (Publication) and 7.6 (Publicity), and the Party disclosing Confidential Information pursuant to law or court order shall take all steps reasonably practical, including without limitation seeking an order of confidentiality, to ensure the continued confidential treatment of such Confidential Information.

(b)	In addition to the foregoing restrictions on public disclosure, if either Party concludes that a copy of this Agreement must be filed with the United States Securities and Exchange Commission or similar regulatory agency in a country other than the United States, such Party shall seek the maximum confidential treatment available under applicable law, provide the other Party with a copy of this Agreement showing any Sections as to which the Party proposes to request confidential treatment, provide the other Party with an opportunity to comment on any such proposal and to suggest additional portions of this Agreement for confidential treatment, and take such Party’s reasonable comments into consideration before filing this Agreement.

7.3	Return of Confidential Information

Except as required to comply with applicable requirements of Regulatory Authorities, and as otherwise specified in this Agreement, within thirty (30) days of receipt of a written request from the disclosing Party after termination of this Agreement, the receiving Party will return to the disclosing Party or destroy, at the disclosing Party’s sole discretion, all Confidential Information of the disclosing Party, including all such information that is electronically stored by the receiving Party, all reproductions thereof and all samples of materials in the form provided by the disclosing Party to the receiving Party, in the receiving Party’s possession or control and confirm such destruction or delivery to the disclosing Party in writing, as applicable. The receiving Party’s legal counsel shall have the right to retain one copy of the disclosing Party’s Confidential Information solely for the purpose of determining compliance with this Agreement.

7.4	Injunctive Relief

Each Party acknowledges the competitive and technical value and the sensitive and confidential nature of the Confidential Information and agrees that monetary damages will be inadequate to protect the other party’s interests against any actual or threatened material breach of this Agreement. Accordingly, each party consents to the granting of specific performance and injunctive or other equitable relief to the other party in respect of any actual or threatened breach of this Agreement, without proof of actual Damages. These specific remedies are in addition to any other remedy to which the Parties may be entitled at law or in equity.

7.5	Publication

(a)	Each Party recognizes the mutual interest in obtaining valid patent protection and in protecting business interests and trade secret information prior to publishing any results relating to the Technology. Except for disclosures permitted pursuant to this section and Sections 7.1 (Confidential Information) and 7.2 (Permitted Disclosures) and Subsection 7.5(d), Halo-Bio and its Affiliates and their respective employees and consultants wishing to make a publication or a public presentation relating to Multivalent RNAs and the Technology may make such publication request and shall deliver to Protiva a copy of the proposed written publication or an outline of an oral disclosure at least thirty (30) days prior to submission for publication or presentation.

(b)	Protiva shall have the right:

(i)	to edit such publication or presentation at its sole discretion;

(ii)	to agree to such publication or presentation subject to a reasonable delay in order to protect patentable information; and

(iii)	to deny the publication request for any reason.

(c)	Protiva shall be free to publish any and all data generated by Protiva during the Term relating to Multivalent RNAs without seeking Halo-Bio’s prior review or consent, provided that Protiva makes good faith efforts to protect patentable information prior to such publication and does not disclose Halo-Bio’s Confidential Information.

(d)	For the avoidance of doubt, subject to its obligations under Section 7.1 (Confidential Information), Protiva may make publications and public presentations relating to its solely owned Confidential Information without any obligation to permit Halo-Bio to review or comment on such publication or disclosure. Halo-Bio may make publications and public presentations relating to its solely owned Confidential Information provided it does not publish or present the use of its confidential Technology (i.e., constituting a trade secret) in the Field or otherwise materially undermines the Intellectual Property Rights granted to Protiva under this Agreement.

7.6	Publicity

(a)	Except as set forth in Sections 7.1 (Confidential Information), 7.2 (Permitted Disclosures), 7.5 (Publication) and Subsection 7.6(b) (Publicity), no disclosure of the existence of, or the terms of, this Agreement, may be made by either Party, and no Party shall use the name, trademark, trade name or logo of the other Party or its employees in any publicity, news release or disclosure relating to this Agreement or its subject matter, without the prior express written permission of the other Party, except as may be required by law or expressly permitted by the terms hereof.

(b)	The Parties expect that upon the Effective Date of this Agreement Protiva will, and Halo-Bio may, issue separate press releases publicizing the execution of this Agreement and that prior to the execution of this Agreement, Halo-Bio and Protiva shall agree in writing upon any such press releases. After such initial press releases, neither Party shall issue a press release or public announcement relating to this Agreement without the prior written approval of the other Party, which approval shall not be unreasonably withheld, except that a Party may:

(i)	once a press release or other written statement is approved in writing by both Parties, make subsequent public disclosure of the information contained in such press release or other written statement without the further approval of the other Party; and

(ii)	issue a press release or public announcement as required, in the reasonable judgment of such Party, by applicable law, including without limitation by the rules or regulations of the United States Securities and Exchange Commission or similar regulatory agency in a country other than the United States or of any stock exchange or NASDAQ.

7.7	Disclosure of Technology

With respect to information pertaining to the Technology that is useful in the Field and that is not generally available to the public, Halo-Bio agrees that, in dealing with such information in exercising its rights under this Agreement, it will exercise the same degree of care in safeguarding such information from public disclosure as Protiva is required to exercise with respect to such information pursuant to this Article 7, including limiting disclosure to those who are under an obligation of confidentiality.

Article 8 REPRESENTATIONS & WARRANTIES

8.1	Mutual Representations and Warranties

Each Party represents and warrants to the other Party that as of the Effective Date of this Agreement:

(a)	it is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement to which it is a party, and to carry out the provisions hereof;

(b)	the person or persons executing this Agreement to which it is a party on its behalf has been duly authorized to do so by all requisite corporate action;

(c)	this Agreement to which it is a party are legally binding upon it and enforceable in accordance with its terms; and

(d)	neither Party nor any of its Affiliates has been debarred or is subject to debarment and neither Party nor any of its Affiliates will use in any capacity, any person or entity that has been debarred pursuant to Section 306 of the United States Federal Food, Drug, and Cosmetic Act, or that is the subject of a conviction described in such Section. Each Party agrees to inform the other Party in writing immediately if it or any Person that is performing activities permitted by this Agreement is debarred or is the subject of a conviction described in Section 306, or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to the best of the notifying Party’s knowledge, is threatened, relating to the debarment or conviction of the notifying Party or any Person or entity used in any capacity by such Party or any of its Affiliates in connection with this Agreement.

8.2	Halo-Bio Representations and Warranties

Halo-Bio represents and warrants to Protiva that as of the Effective Date of this Agreement:

(a)	Halo-Bio has not, and will not during the Term, grant any right to any Third Party which would conflict with the rights granted to Protiva hereunder. It has maintained in full force and effect all filings (including patent filings) necessary in Halo-Bio’s reasonable judgement to perform its obligations hereunder. Further, the execution and delivery of this Agreement, the performance of Halo-Bio’s obligations hereunder, and the licenses and sublicenses to be granted pursuant to this Agreement do not conflict with or violate any requirement of applicable laws or regulations existing as of the Effective Date;

(b)	the current Licensed Patents are set forth in Schedule 3;

(c)	all employees of Halo-Bio, including, without limitation, Todd Hauser, have executed assignment of inventions agreements with Halo-Bio assigning to Halo-Bio all of such employees’ right, title and interest in and to any and all Inventions relating to Multivalent RNAs that they may develop during the course of their relationship with Halo-Bio and requiring such employees to execute, assign and deliver any documents and any other instruments of conveyance and transfer that may be reasonably required;

(d)	all inventors listed in the Licensed Patents have assigned their Patent Rights to Halo-Bio;

(e)	Halo-Bio has not assigned, transferred, conveyed or otherwise encumbered its right, title and interest in the Technology and in a manner that conflicts with any rights granted to Protiva hereunder;

(f)	there are no claims, judgments or settlements actually made or, to Halo-Bio’s knowledge, threatened, against or amounts with respect thereto owed by, Halo-Bio relating to the Technology, nor any pending or threatened claims or litigation relating to the Technology licensed to Protiva; and

(g)	to Halo-Bio’s knowledge and belief, the Technology does not infringe any Third Party Intellectual Property Rights.

8.3	Protiva Representations and Warranties

Protiva represents and warrants to Halo-Bio that as of the Effective Date of this Agreement:

(a)	the execution and delivery of this Agreement, the performance of Protiva’s obligations hereunder, and the licenses and sublicenses to be granted pursuant to this Agreement do not conflict with or violate any requirement of applicable laws or regulations existing as of the Effective Date;

(b)	Protiva and its Affiliates have not filed any patent applications that are specifically directed to Multivalent RNA; and

(c)	all employees and independent contractors of Protiva and its Affiliates have executed assignment of inventions agreements with Protiva and its Affiliates assigning to Protiva or such Affiliates all of such employees’ right, title and interest in and to any and all Inventions relating to Multivalent RNAs that they may develop during the course of their relationship with Protiva or its Affiliates.

8.4	Performance by Affiliates

The Parties recognize that each may perform some or all of its obligations under this Agreement through one or more Affiliates, provided, however, that:

(a)	Tekmira shall remain responsible and be guarantor of the performance of Protiva and its or Protiva’s Affiliates; and

(b)	Halo-Bio shall remain responsible and be guarantor of the performance by its Affiliates.

Protiva and Halo-Bio shall each cause their Affiliates, and Tekmira shall cause Protiva and its or Protiva’s Affiliates, to comply with the provisions of this Agreement in connection with such performance.

8.5	No Inconsistent Agreements with Third Parties

Each Party represents and warrants that the execution, delivery and performance of this Agreement does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party and by which it may be bound, or with its charter or by-laws.

8.6	No Implied Warranties

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTY OR CONDITIONS OF ANY

KIND, EITHER EXPRESS OR IMPLIED, TO THE OTHER PARTY WITH RESPECT TO ANY PRODUCTS, GOODS, TECHNOLOGY, ENABLEMENT DELIVERABLES, ENABLEMENT SOFTWARE, SOFTWARE PATENT RIGHTS, THE COLLABORATION, RIGHTS OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND HEREBY DISCLAIMS ALL IMPLIED CONDITIONS, REPRESENTATIONS, AND WARRANTIES, INCLUDING WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE. EACH PARTY HEREBY DISCLAIMS ANY REPRESENTATION OR WARRANTY THAT THE DEVELOPMENT, MANUFACTURE OR COMMERCIALIZATION OF ANY PRODUCT PURSUANT TO THIS AGREEMENT WILL BE SUCCESSFUL OR THAT ANY PARTICULAR SALES LEVEL WITH RESPECT TO SUCH PRODUCTS WILL BE ACHIEVED.

Article 9 LIMITATION OF LIABILITY

9.1	No Consequential Damages

EXCEPT FOR EITHER PARTY’S LIABILITY FOR INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS OF THE OTHER PARTY OR BREACH OF THE OBLIGATIONS RESPECTING CONFIDENTIAL INFORMATION OF THE OTHER PARTY, NO PARTY WILL BE LIABLE FOR CONSEQUENTIAL OR INCIDENTAL DAMAGES OF ANY NATURE ARISING FROM SUCH PARTY’S ACTIVITIES UNDER THIS AGREEMENT; PROVIDED, HOWEVER, THAT THIS LIMITATION SHALL NOT LIMIT THE INDEMNIFICATION OBLIGATION OF SUCH PARTY UNDER SECTIONS 10.1 OR 10.2 FOR CONSEQUENTIAL OR INCIDENTAL DAMAGES RECOVERED BY A THIRD PARTY.

Article 10 INDEMNIFICATION & INSURANCE

10.1	Indemnification by Protiva

Protiva shall indemnify, hold harmless, and defend Halo-Bio and its Affiliates and their respective directors, officers, employees, consultants and agents (collectively, the “Halo-Bio Indemnitees”) from and against any and all Third Party claims, suits, losses, liabilities, damages, costs, fees and expenses (including reasonable legal fees) (collectively, “Damages”) arising out of or resulting from, directly or indirectly,

(a)	any breach of, or inaccuracy in, any representation or warranty made by Protiva in this Agreement or any breach or violation of any covenant or agreement of Protiva in or pursuant to this Agreement;

(b)	the negligence or wilful misconduct by or of Protiva and its Affiliates and Sublicensees and their respective directors, officers, employees, consultants and agents;

(c)	the performance by Protiva of its obligations during the Technology Transfer and the Work Plan; or

(d)	the development, manufacturing or commercialization of Products or exercise of its license rights under this Agreement.

Notwithstanding the foregoing, Protiva shall have no obligation to indemnify the Halo-Bio Indemnitees to the extent that the Damages arise out of or result from, directly or indirectly:

(e)	any breach of, or inaccuracy in, any representation or warranty made by Halo-Bio in this Agreement;

(f)	any breach or violation of any covenant or agreement of Halo-Bio in or pursuant to this Agreement; or

(g)	the negligence or wilful misconduct by or of any of the Halo-Bio Indemnitees.

10.2	Indemnification by Halo-Bio

Halo-Bio shall indemnify, hold harmless, and defend Protiva and its Affiliates and their respective directors, officers, employees, consultants and agents (collectively, the “Protiva Indemnitees”) from and against any and all Damages arising out of or resulting from, directly or indirectly:

(a)	any breach of, or inaccuracy in, any representation or warranty made by Halo-Bio in this Agreement or any breach or violation of any covenant or agreement of Halo-Bio in or pursuant to this Agreement;

(b)	the negligence or wilful misconduct by or of Halo-Bio, its Affiliates, and their respective directors, officers, employees, consultants and agents; or

(c)	the performance by Halo-Bio of its obligations during the Technology Transfer and the Work Plan.

Notwithstanding the foregoing, Halo-Bio shall have no obligation to indemnify the Protiva Indemnitees to the extent that the Damages arise out of or result from, directly or indirectly:

(d)	any breach of, or inaccuracy in, any representation or warranty made by Protiva in this Agreement;

(e)	any breach or violation of any covenant or agreement of Protiva in or pursuant to this Agreement; or

(f)	the negligence or wilful misconduct by or of any of the Protiva Indemnitees.

10.3	Conditions for Indemnification

(a)	In the event of any such claim against any Protiva Indemnitee or Halo-Bio Indemnitee (individually, an “Indemnitee”), the indemnified Party shall promptly notify the other Party in writing of the claim and the indemnifying Party shall manage and control, at its sole expense, the defense of the claim and its settlement. The Indemnitee shall cooperate with the indemnifying Party and may, at its option and expense, be represented in any such action or proceeding.

(b)	Notwithstanding the foregoing, if the indemnifying Party believes that any of the exceptions to its obligation of indemnification of the Indemnitees set forth in Sections 10.1 or 10.2 may apply, the indemnifying Party shall promptly notify the Indemnitees, which shall then have the right to be represented in any such action or proceeding by separate counsel at their expense; provided, that the indemnifying Party shall be responsible for payment of such expenses if the Indemnitees are ultimately determined to be entitled to indemnification from the indemnifying Party.

10.4	Settlement

Neither Party will be liable or bound by any settlement of any claim or suit made without its prior written consent.

10.5	Insurance

(a)	Protiva shall secure and maintain in full force and effect throughout the Term at its sole cost and expense and for at least three (3) years thereafter, public liability, product liability and errors and omissions insurance in reasonable amounts from a reputable insurance carrier having a minimum AM Best rating of “A”. Such product liability insurance shall insure against all liability, including personal injury, physical injury, or property damage arising out of the research, development, manufacture, marketing, distribution and sale of the Product.

(b)	Protiva shall furnish to Halo-Bio a certificate from and demonstrating the insurance requirements set forth above. The insurance certificate shall confirm the insured shall endeavor to provide thirty (30) days prior written notice to Halo-Bio in the event of cancellation.

(c)	Halo-Bio shall secure and maintain in full force and effect throughout the Term, at its sole cost and expense, insurance of the types and in such commercially reasonable and appropriate amounts as is adequate for its business as currently conducted and as is customary for similarly sized companies engaged in similar businesses in similar industries.

Article 11 TERM & TERMINATION

11.1	Term

(a)	The licenses granted by Halo-Bio to Protiva in this Agreement shall become effective on the Effective Date and unless earlier terminated in accordance with this Article 11, shall expire, on a country-by-country basis, in respect of each Product, upon the expiration of the last to expire of the Licensed Patents containing a Valid Claim Covering such Product in the country of manufacture or country of sale (the “Term”). For clarity, the Term (and royalty obligation hereunder) shall be extended to include any Patent Term Extension, Patent Term Adjustment, Supplementary Protection Certificate or other government granted period of exclusivity that prevents a Third Party from practicing the claimed Invention.

(b)	Upon expiration (but not early termination) of the Term on a Product-by-Product and country-by-country basis, Protiva shall have:

(i)	a perpetual, fully paid-up, worldwide, non-exclusive license to use the Technology covering the Product (including the right to sublicense) to make, have made, use, sell, offer for sale and import the Product in the Field in such country, without accounting to Halo-Bio; and

(ii)	a perpetual, non-exclusive, worldwide license to use, reproduce and modify the Enablement Software (in both object code form and source code form) to design Multivalent RNAs for use in Products in the Field in such country. It is understood and agreed that the non-exclusive license under this Paragraph 11.1(b)(ii) includes the right of Protiva to grant sublicenses and sub-sublicenses, provided that such sublicenses and sub-sublicenses are granted in connection with the sublicense of the Technology and Products pursuant to Subsection 3.1(d).

11.2	Termination for Invalidity Challenge

If Protiva or one of its Affiliates or Sublicensees intends to assert or actually asserts in any court or other governmental agency of competent jurisdiction that a Licensed Patent is invalid, unenforceable, or should not issue (whether in the form of petition for declaratory relief, claims, counterclaims, defenses, interferences, petitions for re-examination, oppositions or otherwise) or that no issued Valid Claim embodied in such patent excludes a Third Party from making, having made, using, selling, offering for sale, importing or having imported a Product in such jurisdiction:

(a)	Protiva will not less than sixty (60) days prior to making any such assertion, provide to Halo-Bio a complete written disclosure of each and every basis then known to Protiva or its Affiliate for such assertion and, with such disclosure, will provide Halo-Bio with a copy of any document or publication upon which Protiva or its Affiliate intends to rely in support of such assertion; and

(b)	Halo-Bio shall be entitled, upon not less than thirty (30) days prior written notice to Protiva, to terminate the license granted to Protiva for such Licensed Patent in the applicable jurisdiction; provided, however, that Halo-Bio shall not terminate such license if within thirty (30) days of Protiva’s receipt of Halo-Bio’s notification hereunder, Protiva has:

(i)	confirmed by written notice to Halo-Bio that Protiva and its Affiliates and Sublicensees no longer intend to challenge the validity or enforceability of any Licensed Patent; and

(ii)	provided to Halo-Bio, documentation to confirm the withdrawal of the applicable filing, submission or other process commenced in any court or other governmental agency of competent jurisdiction to challenge any Licensed Patent.

Upon termination of such license, such Licensed Patent shall be removed from the definition of “Licensed Patents”.

11.3	Termination for Material Breach

Either Party shall be entitled to terminate this Agreement by written notice to the other Party in the event that the other Party is in material breach of its obligations hereunder and fails to remedy any such breach within sixty (60) days (or in the case of breach of any payment obligation, within twenty (20) days) after notice thereof by the Party alleging breach. Any such notice shall:

(a)	specifically state that the Party not in default intends to terminate this Agreement in the event that the other Party fails to remedy the breach; and

(b)	expressly set forth the actions required of the other Party to remedy the breach.

If such breach is not corrected, the Party not in breach shall have the right to terminate this Agreement by giving written notice to the other Party provided the notice of termination is given within nine (9) months after such notice of breach has been given.

11.4	Termination for Bankruptcy or Insolvency

(a)	This Agreement may be terminated by Halo-Bio by providing written notice to Protiva upon:

(i)	the bankruptcy, liquidation or dissolution of Protiva or Tekmira or Protiva or Tekmira makes an assignment for the benefit of creditors;

(ii)	the filing of any voluntary petition for bankruptcy, dissolution, liquidation or winding-up of the affairs of Protiva or Tekmira; or

(iii)	the filing of any involuntary petition for bankruptcy, dissolution, liquidation or winding-up of the affairs of Protiva or Tekmira which is not dismissed within one hundred twenty (120) days after the date on which it is filed or commenced.

(b)	This Agreement may be terminated by Protiva by providing written notice to Halo-Bio upon:

(i)	the bankruptcy, liquidation or dissolution of Halo-Bio or Halo-Bio makes an assignment for the benefit of creditors;

(ii)	the filing of any voluntary petition for bankruptcy, dissolution, liquidation or winding-up of the affairs of Halo-Bio; or

(iii)	the filing of any involuntary petition for bankruptcy, dissolution, liquidation or winding-up of the affairs of Halo-Bio which is not dismissed within one hundred twenty (120) days after the date on which it is filed or commenced. Notwithstanding the bankruptcy of Halo-Bio, or the impairment of performance by Halo-Bio of its obligations under this Agreement as a result of bankruptcy of Halo-Bio, to the extent that Halo-Bio retains the rights necessary to grant the licenses granted in this Agreement, Protiva shall be entitled to retain the licenses granted herein, subject to Halo-Bio’s rights to terminate this Agreement as provided in this Agreement.

(c)	In the event Halo-Bio shall:

(i)	make an assignment for the benefit of creditors, or petition or apply to any tribunal for the appointment of a custodian, receiver, or trustee for all or a substantial part of its assets;

(ii)	commence any proceeding under any bankruptcy, dissolution, or liquidation law or statute of any jurisdiction whether now or hereafter in effect;

(iii)	have had any such petition or application filed or any such proceeding commenced against it in which an order for relief is entered or an adjudication or appointment is made, and which remains undismissed for a period of one hundred twenty (120) calendar days or more;

(iv)	take any corporate action indicating its consent to, approval of, or acquiescence in any such petition, application, proceeding, or order for relief or the appointment of a custodian receiver, or trustee for all or substantial part of its assets; or

(v)	permit any such custodianship, receivership, or trusteeship to continue undischarged for a period of one hundred twenty (120) calendar days or more;

(each, a “Bankruptcy Action”) and the occurrence of any of the foregoing causes the applicable Party or any Third Party, including, without limitation, a trustee in bankruptcy, to be empowered under state or federal law to reject this Agreement or any Agreement supplementary hereto, then Protiva shall have the following rights:

(vi)	in the event of a rejection of this Agreement or any agreement supplementary hereto, Protiva shall be permitted to receive and use any Technology within the scope of its license hereunder for the purpose of enabling it to mitigate damages caused to Protiva because of the rejection of this Agreement;

(vii)	in the event of a rejection of this Agreement or any Agreement supplementary hereto, Protiva may elect to retain its rights under this Agreement or any agreement supplementary hereto as provided in Section 365(n) of the United States Bankruptcy Code or comparable provision of the laws of any other country in the Territory. Upon Protiva’s written request to Halo-Bio or the bankruptcy trustee or receiver, Halo-Bio or such bankruptcy trustee or receiver shall not interfere with the rights of Protiva as provided in this Agreement or in any agreement supplementary thereto;

(viii)	in the event of a rejection of this Agreement or any Agreement supplementary hereto, Protiva may elect to retain its rights under this Agreement or any agreement supplementary hereto as provided in Section 365(n) of the United States Bankruptcy Code or comparable provision of the laws of any other country in the Territory without prejudice to any of its rights of setoff and/or recoupment with respect to this Agreement under the Bankruptcy code or applicable non-bankruptcy law; and

(ix)	in the event of a rejection of this Agreement or any Agreement supplementary hereto, Protiva may retain its rights under this Agreement or any agreement supplementary hereto as provided in Section 365(n) of the United States Bankruptcy Code or comparable provision of the laws of any other country in the Territory without prejudice to any of its rights under Section 503(b) of the Bankruptcy Code or comparable provision of the laws of any other country.

(d)	Notwithstanding anything to the contrary in this Section 11.4:

(i)	Each Party will provide the other Party with thirty (30) days prior written notice of its regulatory filings in respect of any reorganization or arrangement it proposes;

(ii)	any reorganization or arrangement involving Halo-Bio, its Affiliates and/or its wholly owned subsidiaries which does not prejudice the rights of Protiva shall not constitute a Bankruptcy Action for the purposes of this Section 11.4 and shall not give rise to the remedies set forth in this Section 11.4; and

(iii)	if Protiva asserts any rights under Paragraphs 11.4(c)(vi), 11.4(c)(vii), 11.4(c)(viii) or 11.4(c)(v), Protiva shall continue to be bound by all liabilities and obligations imposed upon Protiva and its Affiliates and Sublicensees, and any remedies available to Halo-Bio under this Agreement.

11.5	Protiva’s Termination for Convenience

If at any time Protiva determines for any reason that it no longer wishes to license the Technology, Protiva will notify Halo-Bio in writing stating the effective date of the termination of this Agreement on at least seven (7) days prior written notice thereof, if given within the first three (3) years of the Term, or on at least sixty (60) days prior written notice, if given after the first three (3) years of the Term; provided, however, that if such early termination is less than sixty (60) days prior to any deadline imposed by a patent office with respect Licensed Patents, Protiva will continue the prosecution of such Licensed Patents in good standing during such sixty (60) day period, at its cost and expense. Commencing on the effective date of termination of this Agreement, Protiva shall have no obligation to pay to Halo-Bio, any further license fees, milestone payments, Sublicensing Revenue or royalties set forth in this Agreement; provided, however, such termination will be without prejudice to Halo-Bio’s right to receive from Protiva all payment obligations that have accrued prior to the effective date of termination.

11.6	Consequences of Termination

Upon termination of this Agreement pursuant to this Article 11,

(a)	neither Party will be relieved of any obligations incurred or accrued prior to termination;

(b)	each Party will promptly return to the other Party all written Confidential Information and all copies thereof (except for one archival copy to be retained solely for the purpose of confirming compliance with the terms of this Agreement); provided, however, that to the extent any license survives termination of this Agreement, the licensed Party shall be entitled to retain Confidential Information relating to the subject matter of such surviving license;

(c)	if this Agreement is terminated, the Parties will arrange for the orderly transfer by Protiva to Halo-Bio of the filing, prosecution and maintenance of all Licensed Patents;

(d)	if this Agreement is terminated by Protiva pursuant to Section 11.5 or by Halo-Bio pursuant to Sections 11.2, 11.3 or 11.4, Protiva hereby grants to Halo-Bio, effective upon termination, a non-exclusive, worldwide, fully paid up, royalty-free license (with right to grant sublicenses and sub-sublicenses) under the Intellectual Property Rights in and to any Protiva Inventions to make, have made, use, sell, offer for sale and import Products and Multivalent RNAs for use either within or outside of the Field, in and for the Territory, provided that Protiva shall be under no obligation to grant to Halo-Bio any license or other legal right in and to, any Intellectual Property Rights that relate to Drug Delivery; and

(e)	if this Agreement is terminated by Halo-Bio pursuant to Sections 11.3 or 11.4, in addition to the consequences set out in Subsection 11.6(d), Halo-Bio shall provide for the continuation of all sublicense agreements in place between Protiva and its Sublicensees that are not Affiliates of Protiva as direct licenses from Halo-Bio to such Sublicensees under the terms and conditions of this Agreement or Halo-Bio shall grant to such Sublicensees equivalent rights in new licenses from Halo-Bio under the terms and conditions of this Agreement, provided that, in each case, the Sublicensee is not in breach of any material provision of the applicable sublicense agreement or this Agreement, has paid all past due amounts owing to Halo-Bio by Protiva, has its rights to the Technology and Enablement Software limited in scope and territory to those set forth in the original sublicense agreement with Protiva and compensates Halo-Bio, if requested by Halo-Bio, for any payments Halo-Bio would have received from Protiva under Section 3.4 if the sublicense were still in effect.

Article 12 GENERAL

12.1	Amendment

No amendment, modification, supplement, termination or waiver of any provision of this Agreement will be effective unless in writing signed by the Parties and then only in the specific instance and for the specific purpose given.

12.2	Assignment

Neither Party may assign this Agreement in whole or in part without the prior written consent of the other Party; provided, however, that either Party may assign this Agreement and its rights and obligations hereunder, in whole or in part, to a party that acquires, by merger, sale of assets or otherwise, all or substantially all of the business of such party to which the subject matter of this Agreement relates, on written notice to the other Party. Any permitted assignee shall assume all obligations of its assignor under this Agreement. No assignment shall relieve any Party of responsibility for the performance of any accrued obligation that such Party then has under this Agreement.

12.3	Counterparts & Facsimile

This Agreement may be executed in any number of counterparts (either originally or by facsimile), each of which shall be deemed to be an original, and all of which taken together shall be deemed to constitute one and the same instrument, and it shall not be necessary in making proof of the agreement to produce or account for more than one such counterpart.

12.4	Entire Agreement

This Agreement (including Schedules), together with the agreements referenced in Section 7.1, constitutes the entire agreement between the Parties concerning the subject matter hereof, and supersedes all written or oral prior agreements or understandings with respect thereto. The schedules attached hereto shall be deemed to form an integral part of this Agreement.

12.5	Enurement

This Agreement shall enure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns

12.6	Force Majeure

In the event that either Party is prevented from performing or is unable to perform any of its obligations under this Agreement due to any act of God; fire; casualty; flood; war; strike; lockout; failure of public utilities; injunction or any act, exercise, assertion or requirement of governmental authority; epidemic; destruction of production facilities; riots; insurrection; inability to procure or use materials, labor, equipment, transportation or energy; or any other cause beyond the reasonable control of the Party invoking this Section if such Party shall have used its reasonable efforts to avoid such occurrence, such Party shall give notice to the other Party in writing promptly, and thereupon the affected Party’s performance shall be excused and the time for performance shall be extended for the period of delay or inability to perform due to such occurrence.

12.7	Further Assurances

Each Party shall co-operate with the other, and execute and deliver, or cause to be executed and delivered, all such other documents and instruments and take all such other actions as such Party may be reasonably requested by the other Party to take from time to time, consistent with the terms of this Agreement in order to implement the provisions and purposes of this Agreement.

12.8	Governing Law and Jurisdiction

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, USA without regard to conflict of law provisions. The courts of the State of Washington will have exclusive jurisdiction to determine all disputes and claims arising between the Parties and the Parties hereby consent to such jurisdiction.

12.9	Headings

The headings in this Agreement are solely for convenience of reference and shall not be used for purposes of interpreting or construing the provisions hereof.

12.10	International Sale of Goods Act

The Parties acknowledge and agree that the International Sale of Goods Act and the United Nations Convention on Contracts for the International Sale of Goods have no application to this Agreement.

12.11	No Implied Rights

Nothing in this Agreement will be deemed or implied to be the grant by one Party to the other of any right, title or interest in any product (including Product), Confidential Information, trade mark, trade dress or any other Intellectual Property Rights or any other proprietary right of the other, except as is expressly provided for herein.

12.12	No Third Party Rights

No provision of this Agreement will be deemed or construed in any way to result in the creation of any rights or obligation in any Person not a party to this Agreement.

12.13	No Waiver of Rights

No condoning, excusing or overlooking by any Party of any default or breach by the other Party in respect of any terms of this Agreement shall operate as a waiver of such Party’s rights under this Agreement in respect of any continuing or subsequent default or breach, and no waiver shall be inferred from or implied by anything done or omitted by such Party, save only an express waiver in writing.

12.14	Notice

Notices provided under this Agreement to be given or served by either Party on the other will be given in writing and served personally, by prepaid registered mail return receipt requested, by a reputable courier company or by means of facsimile, to the following respective addresses or to such other addresses as the Parties may hereafter advise each other in writing. Each such notice shall be deemed delivered (i) on the date delivered if by personal delivery, (ii) on the date telecommunicated if by facsimile, and (iii) on the date upon which the return receipt is signed or delivery is refused, as the case may be, if mailed:

If to Halo-Bio:	If to Protiva:

Halo-Bio RNAi Therapeutics, Inc.	Protiva Biotherapeutics Inc.
4111 E. Madison, Box 140	100-8900 Glenlyon Parkway
Seattle, Washington 98112	Burnaby, B.C. V5J 5J8
USA	Canada

Attention: Todd Hauser, CEO	Attention: Vice President, Business Development

Phone: +1 (206) 254-0200 or 1 (800) 516-5446	Tel: +1 (604) 419-3200
Fax: +1 (206) 254-0300	Fax: +1 (604) 419-3201

12.15	Relationship of the Parties

It is not the intent of the Parties hereto to form any partnership or joint venture. Each Party shall, in relation to its obligations hereunder, be deemed to be and shall be an independent contractor, and nothing in this Agreement shall be construed to give such Party the power or authority to act as agent for the other Party for any purpose, or to bind or commit the other Party in any way whatsoever.

12.16	Rights and Remedies

The rights and remedies available under this Agreement shall be cumulative and not alternative and shall be in addition to and not a limitation of any rights and remedies otherwise available to the Parties at law or in equity. No exercise of a specific right or remedy by any Party precludes it from or prejudices it in exercising another right or pursuing another remedy or maintaining an action to which it may otherwise be entitled either at law or in equity.

12.17	Severability

If any one or more of the provisions contained in this Agreement is found by any court or arbitrator for any reason, to be invalid, illegal or unenforceable in any respect in any jurisdiction:

(a)	such provision shall be severable from the remainder of the Agreement in the jurisdiction in which such provision was found to be invalid, illegal or unenforceable;

(b)	the validity, legality and enforceability of such provision will not in any way be affected or impaired thereby in any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein will not in any way be affected or impaired thereby, unless in either case as a result of such determination this Agreement would fail in its essential purpose; and

(c)	the Parties will use their best efforts to substitute for any provision that is invalid, illegal or unenforceable in any jurisdiction a valid, legal and enforceable provision which achieves to the greatest extent possible the economic, legal and commercial objectives of such invalid, illegal or unenforceable provision and of this Agreement.

12.18	Surviving Terms

Notwithstanding any termination or expiration of the Term, any accrued obligations and the provisions of Article 1, Sections 3.10 through 3.15, Article 4, Article 7, Article 8, Article 9, Article 10, Article 11 and Article 12 will survive the termination or expiration of this Agreement.

12.19	Export

Protiva acknowledges that the transfer of certain commodities and technical data is subject to United States laws and regulations controlling the export of such commodities and technical data, including all Export Administration Regulations of the U.S. Department of Commerce. These laws and regulations, among other things, prohibit or require a license for the export of certain types of technical data to certain specified countries. Protiva hereby agrees and gives its written assurance that it will comply with all United States laws and regulations controlling the export of commodities and technical data and that it will be responsible for any violation of such laws and regulations by it, its Affiliates or its Sublicensees.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as a sealed instrument in their names by their properly and duly authorized officers or representatives.

HALO-BIO RNAI THERAPEUTICS, INC.		PROTIVA BIOTHERAPEUTICS INC.
by its authorized signatory:		by its authorized signatory:

Per:	/s/ Todd M. Hauser	Per:	/s/ Mark J. Murray
Name:	Todd M. Hauser	Name:	Mark J. Murray
Title:	CEO	Title:	President and Chief Executive Officer

For the limited purpose set forth in Section 8.4 above and for confirming to Halo-Bio the representations and warranties set forth in Section 8.3 above with respect to itself, Protiva and their Affiliates and Sections 8.1 and 8.5 with respect to Protiva:

TEKMIRA PHARMACEUTICALS CORPORATION.
by its authorized signatory:

Per:
Name:
Title:

SCHEDULE 1

CORE PATENT COUNTRIES

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SCHEDULE 2

ENABLEMENT DELIVERABLES

I. SERVICE PRIOR TO ENABLEMENT DELIVERABLES:

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II. ENABLEMENT DELIVERABLES:

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SCHEDULE 3

PATENT TABLE

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SCHEDULE 4

WORK PLAN

HALO-BIO MULTIVALENT CO-DEVELOPMENT WORKPLAN

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SCHEDULE 5

TECHNOLOGY TRANSFER PROTOCOL - PRELIMINARY

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